  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1997

                                                REGISTRATION NO. 333-21307
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    8062                    75-2497104
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203
                                (615) 327-9551
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               STEPHEN T. BRAUN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      COLUMBIA/HCA HEALTHCARE CORPORATION
                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203
                                (615) 327-9551
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

   JEFFREY BAGNER, ESQ.      PAUL M. FINIGAN, ESQ.       MICHAEL A. SCHWARTZ,
   FRIED, FRANK, HARRIS,    SENIOR VICE PRESIDENT,              ESQ.
    SHRIVER & JACOBSON   GENERAL COUNSEL AND SECRETARY  WILLKIE FARR & GALLAGHER
    ONE NEW YORK PLAZA        VALUE HEALTH, INC.          ONE CITICORP CENTER
 NEW YORK, NEW YORK 10004     22 WATERVILLE ROAD         153 EAST 53RD STREET
      (212) 859-8000            AVON, CT 06001         NEW YORK, NEW YORK 10022
                                (860) 678-3400             (212) 821-8000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              As soon as practicable after the effective date of
                         this Registration Statement.


  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                      COLUMBIA/HCA HEALTHCARE CORPORATION

CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS PURSUANT TO ITEM
                            501(B) OF REGULATION S-K

 ITEM                                                PROSPECTUS CAPTION
 ----                                                ------------------

                      A. INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration
       Statement and Outside Front
       Cover Page of Prospectus........   Cover Page
  2.  Inside Front and Outside Back
       Cover Pages of Prospectus.......   Available Information, Documents Incor-
                                           porated By Reference, Table of Contents
  3.  Risk Factors, Ratio of Earnings
       to Fixed Charges and Other
       Information.....................   Summary, Risk Factors, The Merger
  4.  Terms of the Transaction.........   The Merger, The Merger Agreement,
                                           Description of Columbia Capital Stock,
                                           Comparative Rights of Stockholders
  5.  Pro Forma Financial Information..   *
  6.  Material Contacts with the
       Company Being Acquired..........   The Merger
  7.  Additional Information Required
       for Reoffering by Persons and
       Parties Deemed to be
       Underwriters....................   *
  8.  Interests of Named Experts and
       Counsel.........................   Legal Matters, Experts
  9.  Disclosure of Commission Position
       on Indemnification for
       Securities Act Liabilities......   *

                      B. INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3
       Registrants.....................   *
 11.  Incorporation of Certain
       Information by Reference........   Documents Incorporated By Reference
 12.  Information with Respect to S-2
       or S-3 Registrants..............   *
 13.  Incorporation of Certain
       Information by Reference........   *
 14.  Information with Respect to
       Registrants Other than S-3 or
       S-2 Registrants.................   *

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.  Information with Respect to S-3
       Companies.......................   Documents Incorporated By Reference
 16.  Information with Respect to S-2
       or S-3 Companies................   *
 17.  Information with Respect to
       Companies Other than S-3 or S-2
       Companies.......................   *

                      D. VOTING AND MANAGEMENT INFORMATION

 18.  Information if Proxies, Consents
       or Authorizations are to be
       Solicited:
       1.  Date, Time and Place
           Information................    Summary
       2.  Revocability of Proxy......    The Special Meeting
       3.  Dissenters' Rights of
           Appraisal..................    The Special Meeting
       4.  Persons Making the
           Solicitation...............    General Information, The Special Meeting
       5.  Interest of Certain Persons
           in Matters to be Acted Upon
           and Voting Securities and
           Principal Holders Thereof..    The Merger, The Merger Agreement, The Special Meeting
       6.  Vote Required for
           Approval...................    The Special Meeting
       7.  Directors and Executive
           Officers, Executive
           Compensation, and Certain
           Relationships and Related
           Transactions...............    Documents Incorporated By Reference
 19.  Information if Proxies, Consents
       or Authorizations are not to be
       Solicited or in an Exchange
       Offer...........................   *

-------
*Indicates that Item is not applicable or answer is in the negative.

[VALUE HEALTH LETTERHEAD]

                                                                         , 1997

To the Stockholders of Value Health, Inc.:

  Enclosed are a Notice of Special Meeting of Stockholders, a Proxy Statement and Prospectus, and a Proxy for a Special Meeting of Stockholders (the
"Special Meeting") of Value Health, Inc. ("Value Health") to be held on     ,
1997, at 10:00 a.m., local time, at the Avon Old Farms Hotel, Routes 10 and 44, Avon, Connecticut.

  At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt a Merger Agreement pursuant to which a wholly owned subsidiary of Columbia/HCA Healthcare Corporation ("Columbia") will be merged with and into Value Health, which will thereupon become a subsidiary of Columbia. The terms of the Merger Agreement provide that holders of Value Health Common Stock will receive, for each share of Value Health Common Stock owned as of the effective date of the merger, 0.58 of a share of Columbia Common Stock. Details of the proposed transaction are set forth in the accompanying Proxy Statement and Prospectus, which you should read carefully.

  After careful consideration, the Board of Directors of Value Health has determined that the proposed merger is fair to and in the best interests of Value Health and its stockholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and recommends that all stockholders vote for its approval and adoption. The Board of Directors of Value Health believes that the proposed merger presents a significant opportunity for diversification of stockholders' investment by becoming stockholders of a larger company, which provides a broader range of health care services and is thus more effectively able to respond to the changing health care environment.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of a majority of the outstanding shares of Value Health Common Stock will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          Robert E. Patricelli
                                          Chairman of the Board,President and
                                           Chief Executive Officer

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                              VALUE HEALTH, INC.
                              22 WATERVILLE ROAD
                            AVON, CONNECTICUT 06001

                               ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON      , 1997

                               ---------------

To the Stockholders of Value Health, Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special
Meeting") of Value Health, Inc. ("Value Health") will be held on      , 1997,
at 10:00 a.m., local time, at the Avon Old Farms Hotel, Routes 10 and 44, Avon, Connecticut, for the following purposes:

    (1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of January 15, 1997 (the "Merger Agreement"), among Columbia/HCA Healthcare Corporation ("Columbia"), CVH Acquisition Corporation ("Columbia Sub") and Value Health, pursuant to which, among other things, (a) Columbia Sub would be merged with and into Value Health (the "Merger"), and (b) each stockholder of Value Health would receive for each share of Value Health Common Stock owned as of the effective date of the Merger 0.58 of a share of Columbia Common Stock, as described in the accompanying Proxy Statement and Prospectus;

    (2) to consider and vote upon a proposal to approve an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement (the "Adjournment Proposal"); and

    (3) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Notwithstanding stockholder approval of the foregoing Proposal (1), Value Health reserves the right to abandon the Merger at any time prior to the consummation of the Merger under the terms and conditions set forth in Section
8.9 of the Merger Agreement.

  The Board of Directors of Value Health has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting. A list of Value Health stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal offices of Value Health, 22 Waterville Road, Avon, Connecticut, for ten days prior to the Special Meeting.

  A form of Proxy and a Proxy Statement and Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

  You are cordially invited and urged to attend the Special Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,
                                       Paul M. Finigan
                                       Secretary
Avon, Connecticut
     , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY JURISDICTION.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 20, 1997

COLUMBIA/HCA HEALTHCARE                                       VALUE HEALTH, INC.
     CORPORATION

                                  -----------

                         PROXY STATEMENT AND PROSPECTUS

                                  -----------

                              GENERAL INFORMATION

  This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Value Health, Inc., a Delaware corporation ("Value Health"), for use in connection with a Special Meeting of Stockholders of Value Health which
is to be held on     , 1997, or any adjournment(s) or postponement(s) thereof
(the "Special Meeting"). At the Special Meeting, the stockholders of Value Health will consider and vote upon (i) a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 15, 1997 (the "Merger Agreement"), among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Columbia Sub"), and Value Health, pursuant to which Columbia Sub would be merged with and into Value Health (the "Merger") and (ii) a proposal to approve an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement (the "Adjournment Proposal"). As a result of the Merger, each of the then outstanding shares of Common Stock, no par value, of Value Health (the "Value Health Common Stock") would be converted into the right to receive 0.58 of a share of Common Stock, $.01 par value, of Columbia, including the associated Preferred Stock Purchase Rights (as hereinafter defined) (the "Columbia Common Stock").

  The stockholders of Value Health also will consider and vote upon such other business as may properly come before the Special Meeting.

  This Proxy Statement/Prospectus also constitutes a prospectus of Columbia with respect to the shares of Columbia Common Stock (including the associated Preferred Stock Purchase Rights) to be issued pursuant to the Merger.

  SEE "RISK FACTORS," BEGINNING ON PAGE 9, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER.

  This Proxy Statement/Prospectus is first being mailed to the stockholders of
Value Health on or about     , 1997.

                                  -----------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

         THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS IS     , 1997.

                             AVAILABLE INFORMATION

  Columbia and Value Health are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, electronic copies of such materials may be accessed on the world wide web via the Commission's website (http://www.sec.gov). The shares of Columbia Common Stock and Value Health Common Stock are listed on the New York Stock Exchange and, as a result, the periodic reports, proxy statements and other information filed by Columbia and Value Health with the Commission can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Columbia has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Columbia Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Columbia filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO COLUMBIA AND VALUE HEALTH WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO COLUMBIA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM COLUMBIA/HCA HEALTHCARE CORPORATION, ONE PARK PLAZA, NASHVILLE, TENNESSEE 37203, ATTENTION: JOHN M. FRANCK II, SECRETARY, TELEPHONE: (615) 327-9551. DOCUMENTS RELATING TO VALUE HEALTH (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM VALUE HEALTH, INC., 22 WATERVILLE ROAD, AVON, CONNECTICUT 06001,
ATTENTION: PAUL M. FINIGAN, SECRETARY, TELEPHONE: (860) 678-3400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY
     , 1997. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

  The following Columbia documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Columbia 10-K").

    2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 9, 1996 that have been incorporated by reference in the 1995 Columbia 10-K.

    3. Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

    4. Current Reports on Form 8-K dated May 15, 1996, July 2, 1996, July 3, 1996, September 12, 1996 and January 15, 1997.

    5. Registration Statement on Form 8-A dated August 31, 1993.

                                     (ii)

  The following Value Health documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Value Health 10-K").

    2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held April 30, 1996 that have been incorporated by reference in the 1995 Value Health 10-K.

    3. Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

    4. Current Reports on Form 8-K dated October 11, 1996 and January 28,
  1997.

    5. Registration Statement on Form 8-A dated November 3, 1992, as amended by Amendment No. 1 thereto dated December 9, 1992, and Registration Statement on Form 8-A dated February 16, 1994.

  All documents filed by Columbia or Value Health with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COLUMBIA OR VALUE HEALTH SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                     (iii)

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................................   i
AVAILABLE INFORMATION.......................................................  ii
DOCUMENTS INCORPORATED BY REFERENCE.........................................  ii
SUMMARY.....................................................................   1
RISK FACTORS................................................................   9
  Health Care Reform........................................................   9
  Competition; Impact of Managed Care Organizations.........................   9
  Limits on Reimbursement...................................................  10
  Extensive Regulation......................................................  10
  Dependence on Key Personnel...............................................  10
  Professional Liability Risks..............................................  11
  Risks Associated with Acquisition Strategy................................  11
  Certain Anti-takeover Provisions..........................................  11
  Factors Affecting Market Price of Columbia Common Stock...................  11
THE SPECIAL MEETING.........................................................  12
  Matters to Be Considered at the Special Meeting...........................  12
  Vote Required.............................................................  12
  Voting of Proxies.........................................................  12
  Revocability of Proxies...................................................  12
  Record Date; Shares Entitled to Vote; Quorum..............................  12
  No Dissenters' Rights.....................................................  13
  Solicitation of Proxies...................................................  13
THE MERGER..................................................................  14
  General...................................................................  14
  Background of the Merger..................................................  14
  Reasons for the Merger; Recommendation of the Board of Directors..........  17
  Opinion of Financial Advisor..............................................  19
  Interests of Certain Persons in the Merger................................  23
  Accounting Treatment......................................................  25
  Certain Federal Income Tax Consequences...................................  25
  Regulatory Approvals......................................................  26
  Resale Restrictions.......................................................  26
THE MERGER AGREEMENT........................................................  27
  The Merger................................................................  27
  Exchange Procedures.......................................................  28
  Representations and Warranties............................................  29
  Certain Covenants.........................................................  29
  No Solicitation of Transactions...........................................  30
  Indemnification and Insurance.............................................  31
  Conditions................................................................  31
  Termination...............................................................  32
  Termination Fee...........................................................  33
  Expenses..................................................................  33
  Amendment and Waiver......................................................  33
  Alternative Merger Structure..............................................  33
DESCRIPTION OF COLUMBIA CAPITAL STOCK.......................................  34
  Authorized Capital Stock..................................................  34
  Columbia Common Stock.....................................................  34
  Columbia Nonvoting Common Stock...........................................  34
  Columbia Preferred Stock..................................................  34
  Columbia Preferred Stock Purchase Rights..................................  35

                                      (iv)

COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................   38
  General..................................................................   38
  Classified Board of Directors............................................   38
  Stockholder Rights Plan..................................................   38
  Number of Directors; Removal; Filling Vacancies..........................   39
  No Stockholder Action by Written Consent; Special Meetings...............   40
  Fair Price Provisions....................................................   40
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals...............................................................   42
  Common Stock and Nonvoting Common Stock..................................   43
  Preferred Stock..........................................................   43
  Amendment of the Certificate of Incorporation and Bylaws.................   44
  Business Combinations....................................................   44
  Special Voting Requirements..............................................   45
  Limitation of Liability of Directors.....................................   45
  Indemnification of Directors and Officers................................   45
  Other Provisions.........................................................   46
LEGAL MATTERS..............................................................   47
EXPERTS....................................................................   47
STOCKHOLDER PROPOSALS......................................................   47
OTHER MATTERS..............................................................   47
APPENDIX A--AGREEMENT AND PLAN OF MERGER...................................  A-1
APPENDIX B--OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED..  B-1

                                      (v)

                                    SUMMARY

  The following summary of certain information contained elsewhere in this Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement/Prospectus, including the appendices attached hereto. As used in this Proxy Statement/Prospectus, "Columbia" refers to Columbia/HCA Healthcare Corporation and "Value Health" refers to Value Health, Inc., and, unless the context otherwise requires, their respective subsidiaries and affiliated partnerships. The information contained in this Proxy Statement/Prospectus with respect to Columbia and its affiliates has been supplied by Columbia, and the information with respect to Value Health and its affiliates has been supplied by Value Health. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus. All financial information and market data for Columbia contained in this Proxy Statement/Prospectus have been adjusted to give effect to a 3-for-2 stock split in the form of a stock dividend effective on October 15, 1996.

COLUMBIA

  Columbia is one of the largest providers of health care services, with facilities in 37 states and two foreign countries. As of December 31, 1996, Columbia operated 321 general, acute care hospitals and 22 psychiatric hospitals. In addition, as part of its comprehensive health care networks, Columbia operates facilities that provide a broad range of outpatient and ancillary services. For the year ended December 31, 1996, Columbia generated operating revenues of $19.9 billion and net income of $1.5 billion.

  Columbia's primary objective is to provide to the markets it serves a comprehensive array of quality health care services in the most cost effective manner possible. Columbia's general, acute care hospitals usually provide a full range of services commonly available in hospitals to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by Columbia's general, acute care hospitals as well as at freestanding facilities operated by Columbia, including rehabilitation facilities, outpatient surgery and diagnostic centers, home health care agencies and other facilities. In addition, Columbia operates psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

  Columbia, through various predecessor entities, began operations on July 1, 1988. Columbia was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. Columbia's principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and its telephone number at such address is (615) 327-9551.

VALUE HEALTH

  Value Health provides specialty managed health care benefit programs and health care information services. Value Health's specialty managed health care programs are designed to manage costs and maintain quality in selected health care sectors that are of particular concern to employers and other benefit plan sponsors due to their size, rapid cost escalation and potential for overutilization. These areas include prescription drugs, mental health and substance abuse, workers' compensation management and disease management. Value Health's health care information services are based upon the use of clinical and data analysis to guide health care decision-making.

  Value Health was incorporated in Delaware in March 1987 for the purpose of acquiring and developing specialty managed health care businesses meeting its strategic objectives. From 1987 to 1996, Value Health made over 20 acquisitions of companies in the prescription drug, mental health and substance abuse, workers' compensation and information services fields. Value Health's principal executive offices are located at 22 Waterville Road, Avon, Connecticut 06001, and its telephone number at such address is (860) 678-3400.

SPECIAL MEETING OF STOCKHOLDERS

  This Proxy Statement/Prospectus relates to a Special Meeting of Stockholders of Value Health (the "Special Meeting"). At the Special Meeting, the stockholders of Value Health will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of January 15, 1997 (the "Merger Agreement") among Columbia, CVH Acquisition Corporation ("Columbia Sub") and Value Health, pursuant to which Columbia Sub would be merged with and into Value Health (the "Merger").

  The Special Meeting will be held on      ,      , 1997, at 10:00 a.m., local
time, at the Avon Old Farms Hotel, Routes 10 and 44, Avon, Connecticut. The record date for stockholders of Value Health entitled to notice of and to vote at the Special Meeting is as of the close of business on March 31, 1997. Voting rights for Value Health are vested in the holders of the Common Stock, no par value, of Value Health ("Value Health Common Stock"), with each share of Value Health Common Stock entitled to one vote on each matter coming before the
stockholders. As of      , 1997 there were        shares of Value Health Common
Stock outstanding, held by approximately      holders of record.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of Value Health Common Stock is required for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any Value Health stockholder present (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, an abstention (or broker
non-vote) has the same effect as a vote against the proposal. As of      ,
1997, directors, executive officers and affiliates of Value Health were beneficial owners of approximately % of the outstanding shares of Value Health
Common Stock (excluding      shares which may be acquired upon exercise of
options or other rights which are exercisable within 60 days of      , 1997).

THE MERGER

  Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) Columbia Sub will be merged with and into Value Health (the "Merger") and (b) each issued and outstanding share of Value Health Common Stock will be converted into the right to receive 0.58 of a share (the "Exchange Ratio") of Common Stock, $.01 par value, of Columbia, including the associated Preferred Stock Purchase Rights (the "Columbia Common Stock"). Fractional shares of Columbia Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share in an amount equal to such fractional part of a share of Columbia Common Stock multiplied by the average of the closing sales prices of the Columbia Common Stock on the New York Stock Exchange over the last ten trading days preceding the Effective Date (as hereinafter defined).

  Recommendation of the Board of Directors. The Board of Directors of Value Health has unanimously approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of Value Health. The Board of Directors of Value Health believes that the terms of the Merger are fair to and in the best interests of Value Health and its stockholders. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

  Opinion of Financial Advisor. Value Health retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with a possible business combination. On January 15, 1997, Merrill Lynch rendered to the Value Health Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Value Health Common Stock (other than Columbia and its affiliates) from a financial point of view. The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Proxy Statement/Prospectus, is incorporated herein by reference and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Value Health with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Value Health and the Board of Directors of Value Health have certain interests in the Merger that are in addition to the interests of stockholders of Value Health generally (including, without limitation, benefits up to approximately $31 million in the aggregate which will be received by the top six executive officers of Value Health under change in control provisions contained in various agreements and benefit plans, the adoption of consulting and noncompetition agreements, severance arrangements and the acceleration of stock options). See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Indemnification and Insurance."

  Conditions to the Merger. The obligations of Columbia and Value Health to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining Value Health stockholder approval, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the Form S-4 Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect, (iv) the absence of any injunction prohibiting consummation of the Merger, (v) the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests, (vi) the receipt of all consents, authorizations, orders and approvals under insurance holding company or similar statutes regulating managed care or insurance organizations, and
(vii) the Columbia Common Stock to be issued shall have been approved for listing on the NYSE. The obligations of each of Value Health and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Date of the following conditions, among others,
(a) the other party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true in all material respects as of the Effective Date, (b) Value Health shall have received the opinion of Willkie Farr & Gallagher that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (c) Columbia shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (d) Value Health and Columbia shall have each received a "comfort" letter from the other party's independent public accountants covering matters customarily included in such comfort letters relating to transactions similar to the Merger. The obligation of Columbia to effect the Merger is also subject to the condition that, from the date of the Merger Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of Value Health and its subsidiaries, taken as a whole. See "The Merger--Certain Federal Income Tax Consequences," "The Merger-- Accounting Treatment" and "The Merger Agreement--Conditions."

  Effective Date of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, which certificate will be filed as promptly as practicable after Value Health stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Columbia and Value Health to consummate the Merger, it is currently expected that the Merger will be
consummated on      , 1997 or as soon thereafter as such conditions are
satisfied. The date when the Merger will become effective is referred to in this Proxy Statement/Prospectus as the "Effective Date."

  Exchange of Value Health Stock Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Value Health Common Stock ("Certificates") outstanding immediately prior to the Effective Date will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of Columbia Common Stock into which such shares of Value Health Common Stock will have been automatically converted as a result of the Merger. After the Effective Date, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Value Health Common Stock as of the Effective Date for use in surrendering their Certificates in exchange for certificates representing shares of Columbia Common Stock. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "The Merger Agreement--Exchange Procedures."

  No Dissenters' Rights. Holders of Value Health Common Stock are not entitled to dissenters' rights in connection with the Merger.

  Certain Federal Income Tax Consequences. Based upon the advice of Willkie Farr & Gallagher, special counsel to Value Health, Value Health believes that no gain or loss will be recognized by Value Health or by Value Health stockholders on the exchange of shares of Value Health Common Stock for Columbia Common Stock (except with respect to cash received in lieu of a fractional interest in Columbia Common Stock). Based upon the advice of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Columbia, Columbia believes that the Merger will qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

  Accounting Treatment. Both Columbia and Value Health believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon the receipt by each of Columbia and Value Health of a letter from their respective independent public accountants regarding those firms' concurrence with Columbia management's and Value Health management's conclusions, respectively, that the Merger will qualify for pooling of interests accounting treatment. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

  Resale Restrictions. All shares of Columbia Common Stock received by Value Health stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Value Health at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "The Merger--Resale Restrictions."

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval by the stockholders of Value Health, in a number of circumstances, which include, among others: (a) by the mutual consent of Value Health and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either Value Health or Columbia if (i) the Merger shall not have been consummated by August 31, 1997, provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger, (ii) the approval and adoption of the Merger Agreement by Value Health's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment or postponement thereof), or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement which shall have become final and nonappealable (provided that the terminating party used all reasonable efforts to remove such injunction, order or decree);
(c) by action of the Board of Directors of Value Health, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Value Health determines that such termination is required by reason of an Alternative Proposal

(hereinafter defined) being made for Value Health, (ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole, or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders, (ii) there has been a breach by Value Health of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole, or (iii) there has been a material breach by Value Health of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. See "The Merger Agreement--Termination."

  Termination Fee. If (a) Value Health terminates the Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for Value Health, (b) an Alternative Proposal is made and the Merger Agreement is terminated by either Value Health or Columbia by reason of the stockholders of Value Health not approving the Merger Agreement at the Special Meeting,
(c) Columbia terminates the Merger Agreement because the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders, or (d) any person shall have made an Alternative Proposal and thereafter the Merger Agreement is terminated for any reason other than those set forth in clauses
(a), (b) or (c) above, and within 12 months thereafter, any Alternative Proposal shall have been consummated, then in any of these cases Value Health (or the successor thereto) is required to pay a fee in cash of $45,000,000 to Columbia. See "The Merger Agreement--Termination Fee."

  New York Stock Exchange Listing. The Columbia Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "COL". The obligations of Columbia and Value Health to consummate the Merger are subject to the condition that the Columbia Common Stock to be issued to Value Health stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of Columbia and Value Health which are based upon the historical consolidated financial statements of Columbia and Value Health. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                          FOR THE YEARS ENDED DECEMBER 31,
                                       ---------------------------------------
                                        1996    1995    1994    1993    1992
                                       ------- ------- ------- ------- -------
SUMMARY OF OPERATIONS:
Revenues.............................. $19,909 $17,695 $14,543 $12,678 $12,226
Income from continuing operations..... $ 1,505 $ 1,064 $   929 $   720 $   293
Earnings per share from continuing
 operations........................... $  2.22 $  1.58 $  1.44 $  1.16 $  0.50
Shares used in computing earnings per
 share (in thousands)................. 677,886 673,071 643,943 619,554 591,567
Cash dividends per share.............. $  0.08 $  0.08 $  0.08 $  0.04      --

                                                    DECEMBER 31,
                                       ---------------------------------------
                                        1996    1995    1994    1993    1992
                                       ------- ------- ------- ------- -------
FINANCIAL POSITION:
Total assets.......................... $21,272 $19,892 $16,278 $12,685 $12,773
Working capital.......................   1,467   1,462   1,092     835     899
Net assets of discontinued
 operations...........................      --      --      --      --     376
Long term debt, including amounts due
 within one year......................   6,982   7,380   5,672   4,682   4,735
Minority interests in equity of
 consolidated entities................     836     722     278      67      51
Stockholders' equity..................   8,609   7,129   6,090   4,158   4,241

                               VALUE HEALTH, INC.
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                             FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                             1996   1995    1994   1993   1992
                                            ------ ------  ------ ------ ------
SUMMARY OF OPERATIONS:
Revenues..................................  $1,964 $1,869  $1,621 $1,116 $  732
Income (loss) from continuing operations..  $   64 $  (28) $   60 $   15 $   27
Earnings (loss) per share from continuing
 operations...............................  $ 1.17 $(0.51) $ 1.10 $ 0.28 $ 0.55
Shares used in computing earnings per
 share (in thousands).....................  54,844 54,343  54,191 52,443 48,145

                                                             DECEMBER 31,
                                                      --------------------------
                                                       1996  1995 1994 1993 1992
                                                      ------ ---- ---- ---- ----
FINANCIAL POSITION:
Total assets......................................... $1,101 $904 $792 $714 $589
Long-term liabilities................................     92    7   20   23   27

COMPARATIVE PER SHARE DATA

  Set forth below are selected historical, pro forma combined and equivalent (based on the Exchange Ratio of 0.58) pro forma per share financial data for Columbia and Value Health, as the case may be. The historical data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus. The pro forma combined amounts are presented assuming the Merger will be accounted for as a pooling of interests and do not reflect expenses expected to be incurred by Columbia and Value Health in connection with the Merger or the effect of cost savings, if any, which may be realized after the consummation of the Merger. Value Health equivalent pro forma amounts are calculated by multiplying the respective pro forma combined per share amounts by the Exchange Ratio.

                                                                    VALUE HEALTH
                                COLUMBIA    VALUE HEALTH  PRO FORMA  EQUIVALENT
                               HISTORICAL    HISTORICAL   COMBINED   PRO FORMA
                               ----------   ------------  --------- ------------
Earnings per share before
 extraordinary charges:
 Years ended December 31:
 1996........................    $ 2.22        $ 1.17 (c)  $ 2.21      $1.28
 1995........................      1.58 (a)     (0.51)(d)    1.47       0.85
 1994........................      1.44 (b)      1.10 (e)    1.46       0.85
Dividends per common share:
 Years ended December 31:
 1996........................    $ 0.08            --      $ 0.08      $0.05
 1995........................      0.08            --        0.08       0.05
 1994........................      0.08            --        0.08       0.05
Book value per common share
 as of:
 December 31, 1996...........    $12.82        $12.07      $13.18      $7.64

--------
(a) Includes $235 million ($.35 per share) of costs primarily related to the merger with Healthtrust, Inc.--The Hospital Company.
(b) Includes $102 million ($.16 per share) of costs primarily related to the merger with HCA-Hospital Corporation of America.


(c) Includes $12 million ($0.23 per share) of costs primarily related to the merger with MedView Services, Incorporated, costs incurred with the cancelled spinoff distribution of ValueRx and asset writedowns relating to both Value Health Management, Inc. and a non-operating investment.


(d) Includes $111 million ($2.04 per share) of costs related to the merger with Diagnostek, Inc., restructuring charges and charges related to loss contracts.

(e) Includes $12 million ($.22 per share) of costs related to litigation and settlement expenses at Diagnostek, Inc. and costs related to the mergers with Prescription Drug Service, Inc., Prescription Drug Service West, Inc. and RxNet, Inc.

COMPARATIVE MARKET DATA

  The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape for the Columbia Common Stock and the Value Health Common Stock.

                                                      COLUMBIA    VALUE HEALTH
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
   1995:
     First Quarter................................. $29.50 $23.58 $40.75 $34.00
     Second Quarter................................  30.67  25.75  40.50  31.88
     Third Quarter.................................  33.25  28.33  39.38  24.63
     Fourth Quarter................................  36.00  31.08  29.00  21.25
   1996:
     First Quarter.................................  39.08  33.42  28.25  21.00
     Second Quarter................................  38.17  32.92  29.88  23.63
     Third Quarter.................................  39.25  31.67  25.00  14.63
     Fourth Quarter................................  41.88  34.50  20.88  16.63
   1997:
     First Quarter (through      , 1997)...........

  The last reported sale prices per share of Columbia Common Stock and Value Health Common Stock on January 15, 1997, the last trading day preceding public announcement of the Merger, were $40.25 and $20.25, respectively. Based on such closing sale price of Columbia Common Stock, the market value of 0.58 of a
share of Columbia Common Stock was $23.35. On      , 1997 the closing sale
price per share of Columbia Common Stock was $   and the closing sale price per
share of Value Health Common Stock was $ . Based on such closing sale price of Columbia Common Stock, the market value of 0.58 of a share of Columbia Common Stock was $ .

  Because the Exchange Ratio is fixed and the market price of Columbia Common Stock is subject to fluctuation, the market value of the shares of Columbia Common Stock that holders of Value Health Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COLUMBIA COMMON STOCK AND THE VALUE HEALTH COMMON STOCK.

  In September 1993, Columbia initiated a regular quarterly dividend of $.02 per share of Columbia Common Stock. Prior to that time, Columbia did not pay any cash dividends. No dividends have been declared or paid on the Value Health Common Stock since Value Health's incorporation.

DIVIDEND POLICY

  While it is the present intention of the Columbia Board of Directors to continue paying a quarterly dividend of $.02 per share of Columbia Common Stock, the declaration and payment of future dividends by Columbia will depend upon many factors, including Columbia's earnings, financial condition, business needs, capital and surplus and regulatory considerations.

RISK FACTORS

  See "Risk Factors" with respect to factors which should be considered by Value Health stockholders in evaluating the Merger.

                                 RISK FACTORS

  When used in this Proxy Statement/Prospectus, or in press releases or other stockholder communications of Columbia, or in oral statements made with the approval of an authorized executive officer of Columbia, various words or phrases are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements contain words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions. Columbia wishes to advise persons that various factors could affect Columbia's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to, (i) the highly competitive nature of the health care business, (ii) the efforts of insurers, health care providers and others to contain health care costs, (iii) possible changes in the Medicare program affecting reimbursements to health care providers and insurers, (iv) changes in federal, state or local regulation affecting the health care industry, (v) the possible enactment of federal or state health care reform, (vi) the departure of key executive officers from Columbia, (vii) claims and legal actions relating to professional liability, (viii) risks associated with Columbia's acquisition strategy, (ix) fluctuations in the market value of the Columbia Common Stock, (x) changes in accounting practices and (xi) other risk factors described below. Persons are cautioned not to unduly rely on such forward looking statements when evaluating the information presented herein.

  The following factors should be considered carefully by the stockholders of Value Health in connection with evaluating the Merger.

HEALTH CARE REFORM

  In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to health care providers such as hospitals. There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to health care providers such as Columbia and proposals to increase copayments and deductibles from program and private patients. At the federal level, both Congress and the current Administration have continued to propose health care budgets that substantially reduce payments under the Medicare and Medicaid programs. Indeed, a federal advisory panel, the Prospective Payment Assessment Commission, has decided to recommend that Congress reduce the amount of increases in Medicare payments to hospitals for the next federal fiscal year. In addition, a number of states are considering the enactment of managed care initiatives designed to reduce their Medicaid expenditures, to provide universal coverage, additional care and/or additional taxes on hospitals to help finance or expand the states' Medicaid systems. While Columbia anticipates that payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on Columbia's business, financial condition or results of operations.

COMPETITION; IMPACT OF MANAGED CARE ORGANIZATIONS

  The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. During this period, U.S. hospital occupancy rates have declined as a result of cost containment pressures, changing technology, changes in government regulation and reimbursement and changes in physician practice patterns from inpatient to outpatient treatment. In most geographic areas in which Columbia operates, there are other hospitals, outpatient surgery and diagnostic centers and other facilities that provide most of the services offered by Columbia's facilities. Certain of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by many of Columbia's facilities. In addition, hospitals owned by governmental agencies or other tax-exempt entities benefit from endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes, which advantages are not available to Columbia's hospitals.

  The competitive position of Columbia's hospitals also has been, and will continue to be, affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations, which offer prepaid and discounted medical services packages, represent an increasing segment of health care payors, the effect of which has been to reduce hospital revenue growth nationwide.

LIMITS ON REIMBURSEMENT

  A significant portion of Columbia's revenue is derived from the Medicare program, which is highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare program (including the implementation of a prospective payment system for inpatient services at medical/surgical hospitals) have resulted in reduced levels of payment for a substantial portion of hospital procedures and costs. Certain existing payment programs are scheduled to be revised in the future which will likely result in further reductions in payment levels. Medicare programs that currently are on a cost reimbursement basis, such as outpatient and psychiatric hospital services, may be changed to a prospective payment basis in the future. Additionally, hospitals have experienced increasing pressures from private payors attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review, and greater enrollment in managed care programs such as health maintenance organizations ("HMO's") and preferred provider organizations ("PPO's"). Management of Columbia believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes and payor mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

EXTENSIVE REGULATION

  The health care industry, including hospitals, is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services, and there can be no assurance that future regulatory changes will not have an adverse impact on Columbia. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act (the "Antifraud Amendments"), prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services has issued regulations which describe some of the conduct and business relationships permissible under the Antifraud Amendments (the "Safe Harbors"). In addition, certain provisions of Section 1877 of the Social Security Act, commonly known as the "Stark Bill," have been amended to broaden significantly the scope of prohibited self-referrals thereunder. Certain of Columbia's current arrangements with physicians, including joint ventures, do not qualify for the Safe Harbors. Although Columbia exercises care in an effort to structure its arrangements with physicians to comply in all material respects with these laws, there can be no assurance that (i) government officials charged with responsibility for enforcing such laws will not assert that Columbia or certain transactions in which it is involved are in violation thereof and (ii) such laws will ultimately be interpreted by the courts in a manner consistent with Columbia's interpretation.

DEPENDENCE ON KEY PERSONNEL

  Columbia is dependent upon the continued services and management experience of Richard L. Scott and other executive officers. If Mr. Scott or any of such other executive officers were to leave Columbia, Columbia's operating results could be adversely affected. In addition, Columbia's continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on Columbia's ability to attract and retain physicians at its hospitals and other facilities.

PROFESSIONAL LIABILITY RISKS

  As is typical in the health care industry, Columbia is subject to claims and legal actions by patients and others in the ordinary course of business. Columbia, through a wholly-owned subsidiary, insures substantially all of its professional and general liability risks. Columbia's hospitals are insured by the insurance subsidiary for losses of up to $25 million per occurrence. Columbia currently carries general and professional insurance from unrelated commercial carriers for losses in excess of amounts insured by its insurance subsidiary. While Columbia's professional and other liability insurance has been adequate to provide for liability claims in the past, there can be no assurance that such insurance will continue to be adequate. If actual payments of claims with respect to liabilities insured by Columbia through its subsidiary exceed anticipated payments of claims, the results of operations and cash flow of Columbia could be adversely affected.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  Columbia's ability to continue to compete successfully for managed care contracts or to expand and enhance its integrated healthcare delivery systems may depend upon, among other things, Columbia's ability to increase the number of its facilities and services offered. Part of Columbia's business strategy is to expand its healthcare delivery systems and services through the acquisition of hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets. There can be no assurance that suitable acquisitions can be consummated on terms favorable to Columbia. Further, there is no assurance that as Columbia continues to acquire additional facilities and related healthcare service providers in the geographic areas in which it currently operates that it will not face constraints on its ability to grow from federal and state regulatory agencies. In addition, there can be no assurance that Columbia will be able to operate profitably any hospitals, facilities, businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Restated Certificate of Incorporation and Bylaws of Columbia may make an unsolicited acquisition of control of Columbia more difficult or expensive. Furthermore, Columbia has adopted a stockholder rights plan which may also make an unsolicited acquisition of Columbia more difficult or expensive. See "Description of Columbia Capital Stock."

FACTORS AFFECTING MARKET PRICE OF COLUMBIA COMMON STOCK

  Since the Exchange Ratio is fixed and the market price of Columbia Common Stock is subject to fluctuation, the market value of the shares of Columbia Common Stock that holders of Value Health Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. There can be no assurance that at or after the Effective Date such shares of Columbia Common Stock will maintain or equal the prices at which such shares have traded in the past. The prices at which Columbia Common Stock trades after the Merger may be influenced by many factors including, among others, the liquidity of the market for Columbia Common Stock, investor perceptions of Columbia and the industry in which it operates, the operating results of Columbia, Columbia's dividend policy and general economic and market conditions. Similar factors affect the prices at which the Value Health Common Stock currently trades.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, holders of Value Health Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Adjournment Proposal. Value Health stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting.



  THE VALUE HEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT VALUE HEALTH STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of Value Health Common Stock is required for the approval and adoption of the Merger Agreement. The favorable vote of holders of a majority of the shares of Value Health Common Stock represented in person or by a properly executed proxy is required to approve the Adjournment Proposal.

  At     , 1997, Value Health's directors, executive officers and affiliates
may be deemed to be beneficial owners of      shares of Value Health Common
Stock (excluding      shares which may be acquired upon exercise of options
and other rights which are exercisable within 60 days of     , 1997), or
approximately   % of the then outstanding shares of Value Health Common Stock.
The directors and executive officers of Value Health (beneficially owning % of the then outstanding shares of Value Health Common Stock) have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement.

VOTING OF PROXIES

  Shares of Value Health Common Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement and Adjournment Proposal. Any stockholder present in person or by proxy (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. An abstention (or broker non-vote) on the Merger Agreement has the same effect as a vote against the proposal. Abstention from voting on the Adjournment Proposal will have the practical effect of voting against such proposal since it is one less vote for approval. Broker non-votes on the Adjournment Proposal will have no impact on such proposal since they are not considered "shares present" for voting purposes.

  If any other matters are properly presented at the Special Meeting for consideration, the person or persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Management of Value Health has no knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Paul M. Finigan, Secretary of Value Health, 22 Waterville Road, Avon, Connecticut 06001, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  Only holders of record of Value Health Common Stock at the close of business on March 31, 1997 will be entitled to receive notice of and to vote at the
Special Meeting. At     , 1997, Value Health had outstanding      shares of
Value Health Common Stock. A majority of the outstanding shares of Value Health Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting.

NO DISSENTERS' RIGHTS

  No holder of Value Health Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meeting.

SOLICITATION OF PROXIES

  Value Health will bear the cost of the solicitation of proxies from its stockholders, except that Columbia and Value Health will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Value Health may solicit proxies from stockholders of Value Health by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Value Health will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

  Georgeson & Company, Inc. will assist in the solicitation of proxies by Value Health for a fee of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                  THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between Columbia and Value Health in which a wholly owned subsidiary of Columbia would be merged with and into Value Health and the holders of Value Health Common Stock would be issued shares of Columbia Common Stock in a transaction treated as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

  During the past three years, Value Health has evolved into a company focused on four core businesses: pharmacy benefit management, mental health management, workers' compensation management and disease management. Currently, Value Health's pharmacy benefit management ("PBM") business, conducted through its ValueRx, Inc. subsidiary ("ValueRx"), contributes a majority of Value Health's revenues and operating profit.

  Changes in the healthcare industry in recent years have resulted in differences between the growth prospects of ValueRx and those of Value Health's other businesses. Over the past three years, pharmaceutical companies have completed acquisitions of three key players in the PBM industry, leaving few significant consolidation opportunities remaining for ValueRx. In addition, pricing pressures, in particular from these three vertically integrated participants in the PBM industry, have compressed margins and created investor concerns. Given the relative size of the PBM business within Value Health, management believes these recent developments have adversely affected the market value of the Value Health Common Stock.

  To address the above and other concerns, the Board of Directors of Value Health (the "Value Health Board") began in June 1996 to explore a range of strategic alternatives, and in particular a plan to separate Value Health into two companies by means of a tax-free spin-off distribution (the "Planned Distribution") of all of the common stock of ValueRx to the holders of the Value Health Common Stock. The Value Health Board also considered several other alternatives which included (i) continuing to operate Value Health under its current multi-product structure, (ii) merging ValueRx with one of its major competitors and possibly issuing shares of the merged entity to the public, (iii) growing Value Health's managed mental health business through acquisitions or spinning-off this business and (iv) spinning-off Value Health's disease management subsidiary, Value Health Sciences, Inc. The Value Health Board rejected the first alternative of continuing to operate the current business because this did not address the significant problem of the undervaluation of the Value Health Common Stock. On a preliminary basis, Value Health explored merging ValueRx with other PBMs, but was not able to find a suitable merger partner. With respect to (iii) and (iv) above, the Value Health Board rejected these alternatives in favor of the Planned Distribution because the Value Health Board believed that its managed mental health and disease management businesses, once separated from ValueRx's PBM business, would be more highly valued.

  Later in June 1996 and again in August 1996, Robert E. Patricelli, Chairman, President and Chief Executive Officer of Value Health, met with Richard L. Scott, Chairman and Chief Executive Officer of Columbia, to discuss developments in the health care industry and various ways in which Value Health and Columbia might work together, building on certain existing customer-vendor relationships already in place between the two companies. Mr. Patricelli and Mr. Scott had previously met through various health care industry associations.

  In mid-September 1996, Mr. Scott called Mr. Patricelli and expressed an interest in exploring a possible combination of Value Health and Columbia. Mr. Patricelli indicated to Mr. Scott that the Company was not for sale and that the Company was in the planning stages of another strategic alternative. No meetings or further discussions were scheduled at that time. On September 27, 1996 the Value Health Board continued its consideration of strategic options and asked management to prepare a final recommendation with regard to the Planned Distribution. On October 7, 1996 the Value Health Board approved a recommendation that the company proceed with a tax-free spin-off of ValueRx, and the company publicly announced that plan on October 9, 1996.

  Under the Planned Distribution, the Value Health stockholders would have held stock both in Value Health, which would not have had any ownership interest in ValueRx, and in ValueRx. The Planned Distribution was intended to enable the management teams at Value Health and ValueRx to better focus on the profitable growth opportunities in their respective markets. The Value Health Board believed that ValueRx would have been better positioned after the Planned Distribution to capitalize on its clinical and financial independence in an industry which has experienced significant vertical integration. The Value Health Board further believed that the Planned Distribution would have allowed investors to better evaluate the merits of ValueRx and the remaining Value Health businesses, enhancing the likelihood that each would achieve appropriate stock market recognition for its performance. Value Health expected that the Planned Distribution, in part through an anticipated expansion of the price/earnings multiple accorded to the non-PBM business, would enhance its ability to acquire, through stock-for-stock transactions, and to develop, specialty businesses based on health care provider networks and practice management.

  In late October and early November 1996, subsequent to the announcement of the Planned Distribution, Value Health and Merrill Lynch, Value Health's financial advisor, were contacted separately by Columbia and Columbia's financial advisor and by a second prominent health care company (the "Other Bidder") about the possibility of a tax-free business combination in which the Value Health stockholders would receive the acquiror's stock in exchange for their Value Health Common Stock. As a result of these initial contacts, representatives of Value Health requested that Columbia and the Other Bidder each submit by December 2, 1996 a written offer to the Value Health Board setting forth the significant terms of a proposed transaction. Notwithstanding these initial contacts and the subsequent discussions referred to below, Value Health and ValueRx continued with their preparations for the Planned Distribution.

  On December 2, 1996, Value Health received letters from both Columbia and the Other Bidder proposing stock-for-stock merger transactions. Columbia proposed an exchange ratio and collar mechanism that would have provided a value of between approximately $21.50 and $22.50 per share of Value Health Common Stock, based on the then current market value of the Columbia Common Stock, and the Other Bidder proposed a fixed exchange ratio, without any collar mechanism, that would provide value of approximately $21.50 per share of Value Health Common Stock, based on the then current market value of the Other Bidder's common stock.

  On December 3, 1996, the Value Health Board met to discuss, among other things, the contacts and proposals by Columbia and the Other Bidder and the implications of such contacts and proposals on the Planned Distribution. At the conclusion of that meeting, Merrill Lynch was instructed to advise Columbia that, if the Value Health Board were to decide that a sale of Value Health were in the best interests of the Value Health stockholders, Columbia would be the favored merger partner, but that it would have to increase the consideration it was offering to a value of $25.00 per share of Value Health Common Stock. Merrill Lynch was instructed to advise the Other Bidder that its offer was inadequate and that Value Health was pursuing other discussions.



  As a result of further contacts between representatives of Value Health and representatives of Columbia and the Other Bidder, each of Columbia and the Other Bidder submitted to Value Health revised written proposals in anticipation of a December 13, 1996 meeting of the Value Health Board. The Other Bidder proposed a stock-for-stock merger in which each share of Value Health Common Stock would have been exchanged for Other Bidder common stock having a value of approximately $26.00 per share of Value Health Common Stock, based on the then current market value of the Other Bidder's common stock. The Other Bidder's proposal, however, contained a number of contingencies, including a contingency as to completion to its own satisfaction of additional due diligence investigation of Value Health's business. Although the Other Bidder's offer did not contain a collar mechanism, Value Health was orally advised that the Other Bidder might be willing to consider a collar. The revised Columbia offer proposed a stock-for-stock merger transaction that, based on the then current market value of the Columbia Common Stock, would have provided value of approximately $22.75 per share of Value Health Common Stock.

  Following the December 13, 1996 meeting of the Value Health Board, representatives of Value Health and the Other Bidder scheduled due diligence examinations of each company, which were completed during the week of December 16, 1996. Value Health also provided to the Other Bidder a form of merger agreement that Value Health would consider signing if the Value Health Board were to decide that a sale of Value Health were in the best interests of the Value Health stockholders. Based on the relative valuations of the offers submitted, Value Health advised Columbia that its offer was inadequate.

  Soon thereafter, a third company contacted both Value Health and Merrill Lynch and indicated an interest in entering into a business combination with Value Health. This third company was given an opportunity to provide Value Health with a specific proposal but did not pursue the matter and no proposal was submitted.

  At a meeting of the Value Health Board held on December 24, 1996, Mr. Patricelli updated the Board on events that had transpired since the December 13 Value Health Board meeting, including indications that the Other Bidder was continuing to raise contingencies, but that discussions were continuing.

  On January 2, 1997, Mr. Scott called Mr. Patricelli to determine whether Columbia would be given an opportunity to recommence discussions with Value Health concerning a business combination. Mr. Patricelli indicated that price was still the most significant issue, and Mr. Scott indicated a willingness to increase the Columbia offer subject to the opportunity to conduct a due diligence examination. On January 4, 1997, representatives of Columbia were provided with the form of merger agreement that previously had been provided to the Other Bidder, and from January 5 though January 7, 1997, Columbia conducted its due diligence examination of Value Health.

  On January 8 and 9, 1997, Value Health received revised proposals from both Columbia and the Other Bidder. The revised Columbia offer proposed a stock-for-stock merger transaction that would provide value of approximately $24.00 per share of Value Health Common Stock, without contingencies, based on the then current market value of the Columbia Common Stock. The revised offer of the Other Bidder proposed a stock-for-stock merger transaction that would provide value of approximately $23.50 per share of Value Health Common Stock, based on the then current market value of the Other Bidder's common stock, and continued to raise several contingencies which required resolution before entering into any agreement. The Columbia offer letter was accompanied by a "markup" of the merger agreement that had been delivered to Columbia by Value Health. The most significant issues raised by Columbia in its markup related to the elimination of a proposal that a collar mechanism be included, and the narrowing of certain closing conditions and termination rights in favor of Columbia. The revised offer from the Other Bidder was not accompanied by the requested comments on the draft merger agreement that previously had been delivered to it by Value Health.

  At a meeting held on January 10, 1997, the Value Health Board considered the proposals from both Columbia and the Other Bidder as well as the Planned Distribution. The Value Health Board discussed with legal counsel the terms and conditions proposed by Columbia in its "markup" of Value Health's merger agreement and discussed with Merrill Lynch both Columbia's and the Other Bidder's offers and Merrill Lynch's preliminary assessment of the comparison of the Planned Distribution to the two offers. In addition, management reviewed with the Value Health Board the risks and opportunities facing the Value Health businesses in 1997. Based on these presentations and discussions, the general sense of the Value Health Board was that a transaction providing consideration approximately equal to that of the then current Columbia offer might be preferable to the Planned Distribution. The Value Health Board instructed management and Merrill Lynch to proceed with discussions with Columbia with a view toward strengthening the economic and legal aspects of its proposal. The Value Health Board chose the revised Columbia proposal over the revised proposal of the Other Bidder because, among other things, (i) the Columbia proposal offered a higher per share consideration based on the then current market values of the proposed acquirors' common stocks, (ii) the Other Bidder continued to raise the contingencies it had first raised more than four weeks earlier, (iii) Columbia had provided a markup of Value Health's draft merger agreement that provided a reasonable basis for negotiation of a definitive agreement and (iv) the Value Health Board concluded that the Columbia Common Stock as consideration in a transaction had a greater potential for appreciation, both pre- and post-acquisition, than did the Other Bidder's common stock.

  From January 11 through January 15, 1997, representatives of Value Health and Columbia met to negotiate the terms of the Merger Agreement. At meetings held on January 14 and 15, 1997, the Value Health Board was apprised of the status of the negotiations and, at the Value Health Board meeting held on January 15, 1997, the Value Health Board approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement was executed and delivered on the evening of January 15, 1997.

  Merrill Lynch provided advice to Value Health during the course of its negotiations with respect to the evaluation of possible Exchange Ratios from a financial point of view. Merrill Lynch provided Value Health with financial analyses and information substantially similar to the analyses and information provided to the Value Health Board described under "--Opinion of Financial Advisor."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  For the reasons discussed under "--Background of the Merger," on October 7, 1996, the Value Health Board directed management of Value Health to proceed with plans for the Planned Distribution. Subsequent to the announcement of the Planned Distribution, as described under "--Background of the Merger, " the Board had the opportunity to evaluate acquisition proposals from Columbia and the Other Bidder and, without committing to a sale of Value Health, to explore improvements in those offers and to evaluate those offers in light of the Planned Distribution.

  In arriving at its recommendation to stockholders, the Value Health Board considered, without assigning relative weights to, the following factors: (i) the terms and conditions of the proposed Merger, including the consideration to be received by the Value Health stockholders; (ii) the status, terms and conditions of discussions concerning a possible business combination with the Other Bidder; (iii) the financial condition, results of operations, business, market position, prospects and strategic objectives of Value Health and ValueRx, both with and without regard to the Planned Distribution; (iv) the financial condition, results of operations, business, market position, prospects, management strength and strategic objectives of Columbia; (v) the relative attractiveness of the Columbia Common Stock and the Other Bidder's common stock as merger consideration; (vi) the likelihood that, for federal income tax purposes, no gain or loss will be recognized by Value Health stockholders with respect to the Columbia Common Stock received in exchange for their Value Health Common Stock; and (vii) the opinion of Merrill Lynch as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the Value Health Common Stock (other than Columbia and its affiliates).

  Terms and Conditions of the Proposed Merger. The Value Health Board considered the negotiated terms of the Merger Agreement to be reasonable and, on balance, favorable to its determination to enter into and recommend stockholder approval of the Merger Agreement. The Value Health Board considered the Exchange Ratio to be favorable and, although it had sought to negotiate a collar mechanism for the Exchange Ratio, determined that the Columbia Common Stock was a suitable acquisition currency in light of the favorable Exchange Ratio. The Value Health Board also was satisfied with the closing conditions and termination provisions of the Merger Agreement and determined that these provisions would not unreasonably allow Columbia to determine not to complete the Merger.

  Status of Discussions with the Other Bidder. The Value Health Board considered the status, terms and conditions of discussions concerning a possible business combination with the Other Bidder and determined that such status, terms and conditions were supportive of the Board's recommendation to enter into and recommend stockholder approval of the Merger Agreement. In this regard, the Value Health Board considered that the Other Bidder offered a lower consideration per share of Value Health Common Stock, continued to raise contingencies to its offer which it had not been able to eliminate after more than a four-week period of discussions and mutual due diligence, and had not reached the point where it was ready to deliver a markup of the draft merger agreement that had been provided to it by Value Health.

  Conditions, Prospects and Objectives of Value Health and ValueRx. The Value Health Board considered the financial condition, results of operations, business, market position, prospects and strategic objectives of Value Health and ValueRx, both with and without regard to the Planned Distribution, and determined that these factors were supportive of its determination to enter into and recommend stockholder approval of the Merger Agreement. For the reasons described under "--Background of the Merger," the Board was concerned about recent developments in the PBM industry and their adverse effect on the market value of the Value Health Common Stock. In addition to these concerns, the Board considered, among other things, certain operating risks facing Value Health in 1997, the possibility of losing certain accounts and the general ability of Value Health companies to grow at acceptable rates. As a result of the foregoing, the Board adopted the view that given these risks, the option of combining with Columbia under the proposed terms was likely to enhance shareholder value to a greater degree than the other alternatives.

  Conditions, Prospects, Management Strength and Objectives of Columbia. The Value Health Board also considered the financial condition, results of operations, business, market position, prospects, management strength and strategic objectives of Columbia to be supportive of its recommendation. The Board believed that Columbia exhibited significant strength in each of these categories and that its size and industry leadership position, as well as the breadth of its operations, would make it a desirable partner for a business combination.

  Relative Attractiveness of Columbia Common Stock and the Other Bidder's Common Stock. The Value Health Board considered the Columbia Common Stock to be a significantly more attractive acquisition currency than the Other Bidder's common stock based on the advice of Merrill Lynch. In addition, the relative operating performance of Columbia as compared to the Other Bidder, both past and recent, contributed to the attractiveness of the Columbia Common Stock over the Other Bidder's common stock.

  Tax Treatment of the Merger. The Value Health Board considered the tax free nature of the Merger to be favorable to its determination to enter into and recommend stockholder approval of the Merger Agreement.

  Fairness Opinion of Merrill Lynch. The Value Health Board considered as favorable to its determination the opinion of Merrill Lynch as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the Value Health Common Stock (other than Columbia and its affiliates). The Board placed significant weight on the Merrill Lynch opinion and on Merrill Lynch's presentation to the Value Health Board.

  THE BOARD OF DIRECTORS OF VALUE HEALTH UNANIMOUSLY RECOMMENDS THAT VALUE HEALTH STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  On January 14, 1997, the Columbia Board of Directors approved the Merger and authorized Columbia to enter into the Merger Agreement. The Board of Directors of Columbia believes that the Merger is desirable and in the best interests of Columbia. In reaching its determination, the Columbia Board of Directors consulted with Columbia management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following: (i) the specialty healthcare businesses of Value Health fit strategically into Columbia's integrated delivery systems; (ii) the combination should enhance Columbia's relationships with managed care plans and employers because of expanded services and broader geographic coverage;
(iii) the Merger should provide opportunities for economies of scale and operating efficiencies; (iv) based on the relative earnings of both companies and the Exchange Ratio, the Merger would not be dilutive to Columbia's current stockholders, assuming certain synergies are achieved; (v) the oral opinion of Furman Selz LLC given on January 15, 1997 that, based upon the matters presented to the Columbia Board of Directors and as set forth in its opinion, as of such date, the proposed consideration to be paid by Columbia pursuant to the Merger was fair to Columbia from a financial point of view; (vi) the terms of the Merger Agreement; and (vii) the Merger will be accounted for under the pooling of interests method of accounting and will be a tax-free reorganization for federal income tax purposes.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Columbia Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR

  Value Health retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination. On January 15, 1997, Merrill Lynch rendered to the Value Health Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Value Health Common Stock (other than Columbia and its affiliates) from a financial point of view.

  The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Stockholders of Value Health are urged to read such opinion in its entirety. The Merrill Lynch Opinion was provided to the Value Health Board for its information and is directed only to the fairness from a financial point of view of the Exchange Ratio to the holders of Value Health Common Stock (other than Columbia and its affiliates), does not address the merits of the underlying decision by Value Health to engage in the Merger and does not constitute a recommendation to any Value Health stockholder as to how such stockholder should vote on the proposed Merger or any transaction related thereto.

  The Exchange Ratio was determined through negotiations between Columbia and Value Health and was approved by the Value Health Board. Merrill Lynch provided advice to Value Health during the course of such negotiations with respect to the evaluation of possible Exchange Ratios from a financial point of view. Merrill Lynch provided Value Health with financial analyses and information substantially similar to the analyses and information provided to the Value Health Board described below.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Value Health Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Value Health or Columbia. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Value Health Board were among several factors taken into consideration by the Value Health Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Value Health Board or Value Health's management with respect to the fairness of the Exchange Ratio.

  In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Value Health and Columbia, as well as the Merger Agreement. Merrill Lynch also reviewed certain other information, including financial forecasts, for Value Health and Columbia, in each case provided to it by Value Health and Columbia, and met with members of senior management and representatives of each of Value Health and Columbia to discuss their respective businesses and prospects, before and after giving effect to the Merger.

  Merrill Lynch also considered certain financial and stock market data for Value Health and Columbia and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be comparable to Value Health and Columbia. In addition, Merrill Lynch considered the financial terms of certain other business combination transactions which Merrill Lynch deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Value Health, Columbia or their respective representatives, discussed with or reviewed by or for Merrill Lynch, or publicly available and further relied on the assurance of management of Value Health and Columbia that they were not aware of any facts that would make such information inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information, has not undertaken an independent appraisal of the assets or liabilities of Value Health or Columbia and has not conducted a physical inspection of the properties or facilities of Value Health or Columbia. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Value Health, Columbia or their representatives, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Value Health's and Columbia's managements as to the expected future financial performance of, or expenses or benefits to, Value Health or Columbia, as the case may be (including after taking into account the impact of the Merger). Merrill Lynch expressed no view as to such financial forecast information or the assumptions on which they were based. In addition, Merrill Lynch assumed that the Merger will qualify for pooling of interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States federal income tax purposes. For purposes of rendering its opinion, Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Value Health or Columbia are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Value Health of the Merger.

  The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch was not authorized by Value Health or the Value Health Board to solicit, nor did it solicit or take into account any prospect of, third-party indications of interest for the acquisition of all or any part of Value Health. In addition, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of Columbia Common Stock will actually trade following consummation of the Merger.

  The following is a brief summary of the material analyses presented by Merrill Lynch to the Value Health Board of Directors in connection with the rendering of the Merrill Lynch Opinion.

 Valuation of Value Health

  Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Merrill Lynch calculated a range of per share values for the Value Health Common Stock based on projections prepared by management of Value Health, a range of terminal earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples of 6.0x to 8.0x, a range of terminal net income multiples of 13.0x to 15.0x and a range of discount rates of 13% to 17%. The summary reference range of per share values for the Value Health Common Stock resulting from the analysis was $19.00 to $26.00.

  Comparable Acquisition Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding 21 selected health care related acquisitions including selected acquisitions of pharmacy benefit management ("PBM") companies, health maintenance organizations ("HMOs"), behavioral health care companies and workers compensation management companies and calculated historical and forward (to the extent of available information) EBITDA multiples, earnings before interest and taxes ("EBIT") multiples and net income multiples for such acquisitions. Among the three PBM company acquisitions, MedPartners, Inc.'s acquisition of Caremark International (March
1996), Merck & Co., Inc.'s acquisition of Systemed, Inc. and Value Health's acquisition of Diagnostek, Inc., the analysis indicated transaction value as a multiple of (i) forward EBITDA ranging from 8.9x to 11.9x with a mean of 10.4x, (ii) forward EBIT ranging from 10.2x to 14.0x with a mean of 12.1x and
(iii) forward net income ranging from 9.1x to 20.8x with a mean of 15.3x. Among the eleven HMO acquisitions, Sierra Health Services Incorporated's purported acquisition of Physicians Corporation of America (November 1996), Foundation Health Corporation's acquisition of Health Services International (October 1996), Pacificare Health Systems Inc.'s acquisition of FHP International Corporation (August 1996), Aetna Inc.'s acquisition of U.S. Healthcare, Inc. (April 1996), United Healthcare Corp.'s acquisition of Healthwise of America, Inc. (February 1996), WellPoint Health Networks Inc.'s acquisition of Health Systems International Incorporated (April 1995), United HealthCare Corp.'s acquisition of GenCare (September 1994), Foundation Health's acquisition of Intergroup Healthcare Corporation (July 1994), United HealthCare Corp.'s acquisition of Ramsay HMO Inc. (February 1994), FHP International's acquisition of TakeCare, Inc. (January 1994) and United HealthCare's acquisition of HMO America Inc. (May 1993), the analysis indicated offer value as a multiple of (i) last twelve months ("LTM") earnings per share ("EPS") ranging from 13.0x to 36.6x with a mean of 29.6x and (ii) forward EPS ranging from 10.9x to 26.0x with a mean of 22.1x. Among the five behavioral health care company acquisitions, Foundation Health Corp.'s acquisition of Managed Health Network Inc. (January 1996), Magellan Health Services, Inc.'s acquisition of Green Spring Health Services Inc. (October
1995), Kohlberg Kravis Roberts & Co.'s acquisition of Merit Behavioral Care Corporation (July 1995), Value Health's acquisition of Preferred Health Care Limited (September 1993) and Medco Containment Services Inc.'s acquisition of American Biodyne, Inc., the analysis indicated offer value as a multiple of LTM net income ranging from 26.5x to 45.9x with a mean of 37.0x and transaction value as a multiple of (i) LTM EBITDA ranging from 8.5x to 19.1x with a mean of 13.9x and (ii) LTM EBIT ranging from 9.3x to 24.5x with a mean of 17.9x. Among the selected comparable workers compensation management company acquisitions, Value Health's acquisitions of MedView Services ("MedView") and Community Care Network, Inc. ("CCN"), only the MedView acquisition had available information to calculate multiples and the analyses indicated transaction value as a multiple of (i) LTM EBITDA was 8.7x and (ii) LTM EBIT was 11.7x. Merrill Lynch placed particular emphasis on forward EBITDA, EBIT and net income multiples of comparable PBM companies and noted that certain acquisition transactions involving pharmaceutical company acquisitions of PBM companies are not comparable to the Merger because in such transactions the acquiror, unlike Value Health, could integrate its business such that it could potentially increase the sale of certain pharmaceutical products thereby enabling the acquiror to place a higher valuation on such transactions than a buyer without such opportunities. Based on its comparison of such multiples, Merrill Lynch calculated a summary reference range of per share values of the Value Health Common Stock of $22.00 to $28.00.

  No company utilized in the comparable transaction analysis was identical to Value Health or Columbia. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and Value Health.

  Break-Up Analysis. Merrill Lynch calculated ranges of estimated values for Value Health's business segments, ValueRx, Value Behavioral Health, CCN/Medview and Value Health Sciences, using discounted cash flow analyses, comparable acquisition transaction analyses and comparable public trading analyses for each business segment and assuming tax liabilities that would be incurred upon the sale of all of the business segments other than ValueRx. Based on such calculations, Merrill Lynch calculated a range of equity values per share for the Value Health Common Stock of $19.70 to $24.60.

  Spin-off/Restructuring Analysis. Merrill Lynch compared the hypothetical value of Value Health after giving effect to the Planned Distribution, including a spin-off of ValueRx and a restructuring of Value Health. Merrill Lynch's analysis of Value Health's hypothetical value emphasized calculations and comparisons of forward price/earnings multiples, estimated long-term growth rates and the relationship between such multiples and growth rates. Merrill Lynch compared ValueRx to two selected PBM companies, five selected institutional pharmacy management companies, and two preferred provider organizations/third party administrators ("PPO/TPAs") and compared Value Health excluding ValueRx to three behavioral care providers, 12 HMOs and two PPO/TPAs. Merrill Lynch calculated ranges of current and long-term hypothetical values for the Value Health Common Stock of $15.90 to $20.70 and $17.10 to $22.60, respectively.

  Summary Reference Ranges. Merrill Lynch compared the summary reference ranges derived from the above analyses to the implied per share consideration based on the Exchange Ratio and the Columbia Common Stock price as of, and the average Columbia Common Stock price for, the 30-day period ending on January 15, 1997 (the last trading day preceding public announcement of the Merger) of $23.35 and $23.51, respectively. Merrill Lynch observed that such implied per share consideration values were within or above the summary reference ranges.

 Exchange Ratio Analyses

  Relative Discounted Cash Flow Analysis. Using a relative discounted cash flow methodology, Merrill Lynch calculated ranges of implied Value Health/Columbia exchange ratios based on projections prepared by management of Value Health and Columbia in connection with the Merger and the following ranges of 2001 terminal net income multiples and 2001 terminal EBITDA multiples and ranges of relative discount rates: (i) for Value Health, a range of 2001 terminal net income multiples from 13.0x to 15.0x, 2001 terminal EBITDA multiples from 6x to 8x and a range of discount rates from 13% to 17% and (ii) for Columbia, a range of 2001 terminal EBITDA multiples from 7.0x to 9.0x and a range of discount rates from 12% to 14%. The implied Value Health/Columbia exchange ratios resulting from the relative discounted cash flow analysis ranged from 0.42 to 0.50 based on Value Health net income multiples and from 0.49 to 0.53 based on Value Health EBITDA multiples.

  Relative Contribution Analysis. Merrill Lynch compared the pro forma equity contribution of 4.5% of the Value Health stockholders to the pro forma percent contributions of Value Health to the net income of Columbia from 4.2% to 4.3% for the years 1996 through 1998. Merrill Lynch also compared the pro forma enterprise contribution of 3.6% for the stockholders of Value Health to the pro forma percent contributions of Value Health to the sales, EBIT and EBITDA of Columbia after giving effect to the Merger. The calculations indicated that Value Health's percent contributions to pro forma sales would be from 8.7% to 10.4% for the years 1996 through 1998. Value Health's percent contribution to pro forma EBIT would be from 3.6% to 3.7% for such years and Value Health's percent contribution to pro forma EBITDA would be from 3.6% to 3.8% for such years.

 Other Analyses

  Historical Trading Data. Merrill Lynch compared (i) the Exchange Ratio to the relative weekly closing stock prices of Value Health and Columbia from January 1995 to January 1996, (ii) the forward price/earnings multiples of Columbia, Value Health and the S&P 500 Index from December 1991 through December 1996 and (iii) Columbia's weekly closing stock price to the weekly closing price of the S&P 500 Index from January 10,

1992 through January 10, 1997. Merrill Lynch also observed that the 52-week trading high and low for Value Health was $29.88 and $14.63, respectively.

  Earnings Per Share Analysis. Merrill Lynch calculated the impact the Merger would have on pro forma EPS accretion (dilution) of Columbia based on the projections prepared by Value Health management and Columbia management and assuming a range of synergies from $0 to $30 million resulting from the Merger. With no synergies, the Merger's impact on EPS would be approximately break-even for the years 1997 through 1999. With synergies of $10 million or more annually, the Merger would be accretive to EPS for such years.

  Merrill Lynch also analyzed the Merger's impact on projected EPS from the perspective of the Value Health stockholders based on projections prepared by Value Health management and Columbia management. Merrill Lynch compared Value Health's projected EPS on a stand-alone basis to the pro forma implied projected EPS of Columbia (adjusted by the Exchange Ratio). Merrill Lynch calculated the pro forma EPS impact for the Value Health stockholders would be accretive for the years 1997 through 2001.

  Merrill Lynch concluded that its observations with respect to the historical trading data and the fact that the Merger would be accretive to EPS for the Value Health shareholders was consistent with Merrill Lynch's determination as to the fairness from a financial point of view of the Exchange Ratio.

  Pursuant to a letter agreement between Value Health and Merrill Lynch, Value Health agreed to pay Merrill Lynch (i) $500,000 upon Value Health's execution of the Merger Agreement and (ii) an additional fee in an amount equal to 0.6% of the aggregate purchase price paid in the Merger or certain other business combinations involving Value Health, payable upon the closing of the Merger or such other business combination, provided that any fee paid to Merrill Lynch pursuant to clause (i) will be deducted from any fee to which Merrill Lynch is entitled pursuant to clause (ii). Upon the consummation of the Merger, Merrill Lynch will be entitled to the fees described in the preceeding sentence in the aggregate amount of approximately $8.5 million. Value Health also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, Value Health agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

  Value Health interviewed several financial advisors and retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and/or financing services to Value Health and/or Columbia and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Value Health and Columbia (and anticipate trading after the Merger in the securities of Columbia) for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of Value Health with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Value Health and the Board of Directors of Value Health have certain interests in the Merger that are in addition to the interests of stockholders of Value Health generally. Described below are certain of such interests in the Merger of the executive officers and directors of Value Health.

  Employment Agreements. Value Health's executive officers have pre-existing employment agreements that generally provide that if, within 24 months following the closing of a "Strategic Transaction," (a) the executive officer is terminated without cause or (b) the executive officer terminates his employment due to either a material reduction in responsibility, authority or compensation, or a requirement that the executive relocate, then the executive officer is entitled to receive, depending on the executive involved, a lump-sum payment equal to either three times or two and one-half times the sum of the executive officer's base compensation and annual performance bonus at the target level for the year in which such termination occurs. If his employment is terminated within 24 months following the Merger, each of Messrs. Patricelli (Chairman, President and Chief Executive Officer of Value Health), Shulman (President of Value Health's Pharmacy & Disease Management Group), Buncher (President of Value Health's Health Plans Group), Finigan (Senior Vice President, General Counsel and Secretary of Value Health), Wurzer (Senior Vice President, Treasurer and Chief Financial Officer of Value Health) and Goss (Senior Vice President for Strategy and Development of Value Health) would be entitled to receive severance payments of $4,095,000, $2,205,000, $1,837,000, $875,000, $840,000 and $840,000, respectively. In addition, in the event of a termination or constructive termination of employment as described above, the executive officer is entitled to continue to receive the same health benefits for up to one year following termination of employment. In the event any executive officer is asked to continue employment with Value Health after the Merger, the severance payments indicated above will be paid as a signing bonus upon that individual's execution of a one-year employment agreement and an appropriate noncompetition agreement reasonably satisfactory to Columbia and such executive officer. In addition to the foregoing, Messrs. Finigan, Wurzer and Goss are entitled, pursuant to the terms of their employment agreements, to receive transaction bonuses of $1,500,000, $1,500,000 and $1,000,000, respectively, upon consummation of a Strategic Transaction. These transaction bonuses initially were approved in connection with the Planned Distribution, and, because the Merger also would constitute a "Strategic Transaction," would be payable upon completion of the Merger.

  Stock Option Plans. Upon consummation of the Merger, all options (the "Value Health Options") to purchase Value Health Common Stock outstanding as of the Effective Date under any Value Health stock option plan (collectively, the "Value Health Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right with respect to Columbia Common Stock. See "The Merger Agreement--The Merger." If the employment of any of the executive officers of Value Health is terminated within 24 months following the Merger, pursuant to the terms of their respective employment agreements, all unvested Value Health Options will immediately become vested and exercisable. The following table sets forth, with respect to each of the executive officers of Value Health, the number of vested Value Health Options and the number of unvested Value Health Options, the vesting of which would be accelerated if such executive officer's employment with Value Health were terminated within 24 months following the Merger. Each of the options listed below has an exercise price of $18.375 per share of Value Health Common Stock.

                                                                    NUMBER OF
                                               NUMBER OF VESTED   UNVESTED VALUE
  NAME                                       VALUE HEALTH OPTIONS HEALTH OPTIONS
  ----                                       -------------------- --------------
Robert E. Patricelli........................       107,500           317,300
Steven J. Shulman...........................        35,250           305,500
James E. Buncher............................           --            200,000
Paul M. Finigan.............................         5,000           136,167
David M. Wurzer.............................         4,500           126,667
William J. Goss.............................           --            155,000

  Consulting and Non-Competition Agreements. Value Health has entered into Consulting and Non-Competition Agreements with Robert E. Patricelli, Chairman, President and Chief Executive Officer of Value Health, and Steven J. Shulman, President, Pharmacy & Disease Management Group of Value Health, effective as of the Effective Date, pursuant to which each of Messrs. Patricelli and Shulman have agreed to provide certain consulting services to Value Health for a period of one year and have agreed to refrain from competing with the business of Value Health for a period of three years after the Effective Date. Under such agreements, Value Health has agreed to pay Messrs. Patricelli and Shulman $4,500,000 and $3,000,000, respectively.

  Tax Gross-Up. Under Sections 280G and 4999 of the Code, certain payments and benefits provided to Value Health employees under the plans and agreements described above may not be fully deductible by Value Health, and such payments and benefits may be subject to a 20% excise tax payable by the recipient. The employment agreements referred to above generally provide that if an excise tax is imposed on a covered employee on any of these amounts, the employee will be provided a gross-up payment to permit the employee to receive a net amount equal to what would have been received had the excise tax not been imposed. Should such sections of the Code apply, certain of the payments and benefits described above may not be fully deductible by Value Health and the gross-up payments would become payable and may also be nondeductible.

  Indemnification and Insurance. As provided in the Merger Agreement, Columbia is required to indemnify, defend and hold harmless officers, directors and employees of Value Health and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Columbia has agreed that all rights to indemnification existing in favor of the directors, officers or employees of Value Health as provided in Value Health's certificate of incorporation or bylaws, with respect to matters occurring through the Effective Date, shall survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Date. In addition, for a period of three years after the Effective Date and subject to certain limitations, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by Value Health. See "The Merger Agreement--Indemnification and Insurance."

ACCOUNTING TREATMENT

  Columbia and Value Health believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, the assets and liabilities of Columbia and Value Health will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include the results of operations of Columbia and Value Health for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of certain federal income tax consequences of the Merger to holders of Value Health Common Stock, but does not purport to be a complete analysis of all the potential tax effects of this transaction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. This information is directed to Value Health stockholders who hold their shares of Value Health Common Stock as "capital assets" within the meaning of Section 1221 of the Code, and does not address the consequences to stockholders in light of their particular circumstances (including, without limitation, stockholders who acquired shares of Value Health Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, foreign persons, tax-exempt organizations, insurance companies, financial institutions and dealers in stock and securities). No ruling will be requested from the IRS with respect to the federal income tax consequences of the Merger. Value Health stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the Merger.

  In the opinion of Willkie Farr & Gallagher, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and accordingly: (i) no gain or loss will be recognized by Value Health as a result of the Merger; (ii) no gain or loss will be recognized by the Value Health stockholders upon the receipt of Columbia Common Stock in exchange for Value Health Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of fractional shares of Columbia Common Stock); (iii) the tax basis of the Columbia Common Stock to be received by the Value Health stockholders in connection with the Merger will be the same as the basis in the Value Health Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (iv) the holding period of the Columbia Common Stock to be received by the Value Health stockholders in connection with the Merger will include the holding period of the Value Health Common Stock surrendered in exchange therefor and (v) Value Health stockholders who are entitled to receive cash in lieu of fractional shares of Columbia Common Stock in connection with the Merger will recognize capital gain (or loss) equal to the difference between such cash amount and the stockholder's basis in the fractional share interest. Value Health's obligation to consummate the Merger is conditioned upon the receipt of a written opinion from Willkie Farr & Gallagher, dated as of the Effective Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger Agreement--Conditions."

  Certain Value Health stockholders may be subject to backup withholding at a rate of 31% on payments of cash in lieu of fractional share interests of Columbia Common Stock. In order to avoid such backup withholding, each Value Health stockholder must provide the Exchange Agent with such Value Health stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting-period requirements have been satisfied. Columbia and Value Health each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 31, 1997. The required waiting period under the HSR Act has expired. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Columbia or Value Health. At any time before or after the Effective Date, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Value Health or businesses of Columbia or Value Health by Columbia. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Value Health is the direct parent of Value Health Reinsurance, Inc. ("Value Health Re"), and Value Health Re is the direct parent of Wellington Insurance Company ("Wellington"). Both Value Health Re and Wellington are domestic insurers domiciled in the State of Arizona. Section 20-481.02 of the Arizona Revised Statutes (the "Arizona Code") requires approval by the director (the "Director") of the Arizona Department of Insurance (the "Department") of the indirect acquisition of Value Health Re and Wellington by Columbia pursuant to the Merger. On February 4, 1997, Columbia made a preliminary filing of a Form A with the Director in accordance with the Arizona Code. Columbia intends to complete its filing as soon as practicable. Under Section 20-481.07 of the Arizona Code, the Director is required to hold a public hearing on the Merger within thirty days of the filing of a final Form A (but not prior to twenty days after such filing). The Department has advised Columbia that it will not schedule a hearing date until after it has received a copy of the final Proxy Statement/Prospectus.

RESALE RESTRICTIONS

  All shares of Columbia Common Stock received by Value Health stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Value Health at the time of the Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Columbia) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Value Health or Columbia generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Value Health to exercise its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Columbia Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act. In order to qualify for pooling of interests treatment, an affiliate of either Columbia or Value Health may not sell (subject to certain de minimus exceptions), or in any other way reduce said affiliate's relative risk with respect to, shares of Columbia Common Stock until after such time as Columbia publishes results covering at least 30 days of combined operations of Columbia and Value Health. Value Health has agreed to use all reasonable efforts to obtain agreements from its affiliates not to engage in any such transactions. Columbia intends to use reasonable efforts to obtain similar agreements from its affiliates. See "--Accounting Treatment" and "The Merger Agreement-- Certain Covenants."

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement, subject to the terms and conditions thereof, as of the Effective Date (as defined below), Columbia Sub will be merged with and into Value Health. The Merger will have the effects specified in the Delaware General Corporation Law.

  Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Columbia and Value Health will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law (the "Certificate of Merger"). The date the Merger becomes effective is referred to herein as the "Effective Date."

  As a result of the Merger and without any action on the part of the holders thereof, each share of Value Health Common Stock issued and outstanding as of the Effective Date will be converted into the right to receive 0.58 of a share of Columbia Common Stock and will cease to be outstanding and will be cancelled and retired. Each holder of a Certificate representing any such shares of Value Health Common Stock will thereafter cease to have any rights with respect to such shares of Value Health Common Stock, except the right to receive, without interest, shares of Columbia Common Stock and cash for fractional shares of Columbia Common Stock (as described in "--Exchange Procedures") upon the surrender of such Certificate. Each share of Value Health Common Stock held in Value Health's treasury as of the Effective Date will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

  By virtue of the Merger, all options (the "Value Health Options") outstanding as of the Effective Date under any Value Health stock option plan (collectively, the "Value Health Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right with respect to Columbia Common Stock. Each Value Health Option assumed by Columbia will be exercisable upon the same terms and conditions as under the applicable Value Health Stock Option Plans and applicable option agreements issued thereunder, and Columbia will assume the Value Health Stock Option Plans for such purposes. Pursuant to the Merger Agreement, from and after the Effective Date, (i) each Value Health Option assumed by Columbia may be exercised solely for Columbia Common Stock, (ii) the number of shares of Columbia Common Stock subject to each Value Health Option will be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Value Health Common Stock subject to the original Value Health Option immediately prior to the Effective Date, times (B) the Exchange Ratio and
(iii) the per share exercise price for each such Value Health Option will be equal to (A) the per share exercise price for the share of Value Health Common Stock otherwise purchasable pursuant to each Value Health Option immediately prior to the Effective Date divided by (B) the Exchange Ratio (rounded up to the nearest full cent). No Value Health Options will be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration.

EXCHANGE PROCEDURES

  Promptly after the Effective Date, the Exchange Agent will mail to each person who was, as of the Effective Date, a holder of record of shares of Value Health Common Stock, a letter of transmittal to be used by such holders in forwarding their certificates representing shares of Value Health Common Stock ("Certificates"), and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Columbia Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Columbia Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered (as described below), and the Certificate so surrendered will be cancelled. VALUE HEALTH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No fractional shares of Columbia Common Stock will be issued and any holder of shares of Value Health Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount equal to such fractional part of a share of Columbia Common Stock multiplied by the average of the closing sales prices of the Columbia Common Stock on the NYSE over the last ten trading days preceding the Effective Date.

  No dividends on shares of Columbia Common Stock will be paid with respect to any shares of Value Health Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Columbia Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Columbia Common Stock, less the amount of any withholding taxes which may be required thereon.

  On or after the Effective Date, there will be no transfers on the transfer books of Value Health of shares of Value Health Common Stock which were outstanding immediately prior to the Effective Date.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Columbia Common Stock will be made (including the proceeds of any investments thereof) and any shares of Columbia

Common Stock that are unclaimed by the former stockholders of Value Health one year after the Effective Date will be delivered to Columbia. Any former stockholders of Value Health who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Columbia only as general creditors for payment of their shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, deliverable in respect of each share of Value Health Common Stock such stockholder holds. Notwithstanding the foregoing, none of Value Health, Columbia, the Exchange Agent or any other person will be liable to any former holder of shares of Value Health Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.

  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Columbia, the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things: (a) the due organization, power and standing of Value Health and Columbia and similar corporate matters; (b) the capital structure of Value Health and Columbia; (c) subsidiaries of Value Health; (d) the authorization, execution, delivery and enforceability of the Merger Agreement; (e) conflicts under charters or bylaws, violations of any instruments or law and required consents or approvals; (f) certain documents filed by each of Value Health and Columbia with the Commission and the accuracy of information contained therein; (g) the absence of certain changes;
(h) litigation; (i) retirement and other employee benefit plans of Value Health; (j) labor matters involving Value Health; (k) corporate action approving the Merger Agreement; (l) brokers' and finders' fees with respect to the Merger; (m) compliance with applicable laws; (n) material liabilities; (o) taxes and tax returns of Value Health; (p) material agreements; (q) absence of material adverse changes and (r) accounting matters.

CERTAIN COVENANTS

  Value Health has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) promptly to notify Columbia of any change or event that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole and (iii) promptly to deliver to Columbia true and correct copies of any report, statement or schedule filed with the Commission subsequent to January 15, 1997. In addition, Value Health has agreed that, among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not (and shall cause its subsidiaries not to) (i) amend its certificate of incorporation or bylaws, (ii) except pursuant to the exercise of certain options, warrants, conversion and certain other contractual rights, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on January 15, 1997, (iii) grant, confer or award any option, warrant, conversion right or other right not existing on January 15, 1997 to acquire shares of its capital stock, subject to certain exceptions, (iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except in accordance with pre-existing contractual provisions and except for normal increases consistent with past practice and the payment of cash bonuses to officers or employees pursuant to and consistent with existing plans or programs with respect to 1996, (v) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, (vi) declare or pay any dividend to its stockholders or make any other payment on its capital stock or
(vii) sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business.

  Columbia has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Value Health agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) promptly to notify Value Health of any change or event that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole and (iii) promptly to deliver to Value Health true and correct copies of any report, statement or schedule filed with the Commission subsequent to January 15, 1997.

  Each of Value Health and Columbia has agreed that, among other things, unless the other party agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not nor shall it permit any of its subsidiaries to take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a pooling of interests for accounting purposes or as a tax-free reorganization. Both Value Health and Columbia have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities.

NO SOLICITATION OF TRANSACTIONS

  Value Health has agreed that it will not, and will direct and use its best efforts to cause its officers and directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Value Health or any of its significant subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Value Health has agreed to cease immediately and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the appropriate individuals or entities of these obligations. Value Health has also agreed to notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, provided that the Board of Directors of Value Health may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Value Health pursuant to a merger, consolidation, share exchange, business combination, purchase of a substantial portion of its assets or other similar transaction, if, and only to the extent that, (a) the Board of Directors of Value Health determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, the other person or entity, Value Health provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, the other person or entity and (c) Value Health keeps Columbia promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Columbia as soon as practicable after the receipt thereof and
(ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

INDEMNIFICATION AND INSURANCE

  As provided in the Merger Agreement, Columbia is required to indemnify, defend and hold harmless the officers, directors and employees of Value Health and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Columbia has agreed that all rights to indemnification existing in favor of the directors, officers or employees of Value Health as provided in Value Health's certificate of incorporation or bylaws, with respect to matters occurring through the Effective Date, shall survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Date.

  For a period of three years after the Effective Date, Columbia is obligated to cause the surviving corporation to maintain in effect policies of directors' and officers' liability insurance covering certain Indemnified Parties presently covered by Value Health insurance policies that are substantially no less advantageous to such Indemnified Parties than the policies presently maintained by Value Health, provided that Columbia shall not be required in order to maintain such coverage to pay an annual premium in excess of two times the current annual premium paid by Value Health for its existing coverage (the "Cap") and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

CONDITIONS

  The respective obligations of Value Health and Columbia to consummate the Merger are subject to the fulfillment of each of the following conditions, including, among others: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the holders of the issued and outstanding shares of capital stock of Value Health entitled to vote thereon; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) the Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect;
(d) none of the parties to the Merger Agreement shall be subject to any order or injunction against the consummation of the transactions contemplated by the Merger Agreement; (e) Columbia and Value Health shall have received letters from Ernst & Young LLP and Coopers and Lybrand L.L.P. regarding those firms' concurrence with Columbia management's and Value Health management's conclusions, respectively, that the Merger qualifies for pooling of interests accounting treatment; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and Value Health (and their respective subsidiaries), taken as a whole, following the Effective Date); (g) all consents, authorizations, orders and approvals required under insurance holding company statutes or similar statutes regulating managed care or insurance organizations shall have been obtained and (h) the Columbia Common Stock to be issued to Value Health stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  The obligations of each of Value Health and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Date of the following conditions, among others: (a) the other party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true in all material respects as of the Effective Date; (b) Value Health shall have received the opinion of Willkie Farr & Gallagher that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (c) Columbia shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (d) Value Health and Columbia shall have each received a "comfort" letter from the other party's independent public accountants covering matters customarily included in such comfort letters relating to transactions similar to the Merger. The obligation of Columbia to effect the Merger is also subject to the condition that, from the date of the Merger Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of Value Health and its subsidiaries, taken as a whole.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval by the stockholders of Value Health: (a) by the mutual consent of Value Health and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either Value Health or Columbia if (i) the Merger shall not have been consummated by August 31, 1997, provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger, (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Value Health's stockholders shall not have been obtained at a meeting duly convened for such purpose (or at any adjournment or postponement thereof), or (iii) a United States federal or state court of competent jurisdiction or a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; (c) by action of the Board of Directors of Value Health, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Value Health determines that such termination is required by reason of an Alternative Proposal being made for Value Health, (ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger, or shall have recommended an Alternative Proposal to Value Health stockholders, (ii) there has been a breach by Value Health of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole or (iii) there has been a material breach by Value Health of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. In the event of the termination of the Merger Agreement pursuant to (b), (c) or (d) above, nothing in the Merger Agreement shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of the Merger Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, that in the event Columbia has received an Alternative Proposal Fee (as defined under "--Termination Fee"), it shall not (i) have any rights whatsoever in respect of or in connection with the representations and warranties of Value Health, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under the Merger Agreement against any entity or person submitting an Alternative Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Value Health or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Alternative Proposal.

TERMINATION FEE

  If (a) Value Health terminates the Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for Value Health, (b) an Alternative Proposal is made and the Merger Agreement is terminated by either Value Health or Columbia by reason of the stockholders of Value Health not approving the Merger Agreement at the Special Meeting, (c) Columbia terminates the Merger Agreement because the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders or (d) any person shall have made an Alternative Proposal and thereafter the Merger Agreement is terminated for any reason other than those set forth in clauses
(a), (b) or (c) above, and within 12 months thereafter, any Alternative Proposal shall have been consummated, then Value Health (or the successor thereto) is required to pay a fee in cash of $45,000,000 to Columbia (the "Alternative Proposal Fee"), within two days of such termination.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Columbia and Value Health: (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Registration Statement with the Commission and (c) the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus. If the Merger is consummated, it is estimated that the aggregate costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be $20 million.

AMENDMENT AND WAIVER

  The parties may modify or amend the Merger Agreement by written agreement at any time before the Effective Date, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

ALTERNATIVE MERGER STRUCTURE

  Columbia and Value Health reserve the right to change the structure of the Merger so that Value Health merges into Columbia Sub rather than Columbia Sub merging into Value Health, or as a merger of Value Health into Columbia, with Columbia being the surviving corporation. Stockholder approval of the Merger Agreement shall be deemed to include approval of these alternative structures of the Merger. Any such change in the structure of the Merger will not be made unless Columbia and Value Health are satisfied that such change would not affect the tax consequences of the Merger or the accounting treatment of the Merger as a pooling of interests.

                     DESCRIPTION OF COLUMBIA CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Columbia's authorized capital stock presently consists of 800,000,000 authorized shares of Columbia Common Stock, 25,000,000 authorized shares of Nonvoting Common Stock, $.01 par value ("Columbia Nonvoting Common Stock") and 25,000,000 authorized shares of Preferred Stock, $.01 par value ("Columbia Preferred Stock").

COLUMBIA COMMON STOCK

  The holders of Columbia Common Stock are entitled to one vote for each share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law, as provided in the Columbia Restated Certificate of Incorporation (the "Columbia Certificate") with respect to the Columbia Series A Preferred Stock and the Columbia Series B Preferred Stock (as defined below), or provided in any resolution adopted by the Columbia Board of Directors (the "Columbia Board") with respect to any other series of Columbia Preferred Stock that may be issued in the future, will exclusively possess all voting power. The holders of Columbia Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Columbia Preferred Stock designated by the Columbia Board from time to time, the holders of Columbia Common Stock are entitled to such dividends as may be declared from time to time by the Columbia Board from funds available therefor, and upon liquidation, are entitled to receive pro rata all assets of Columbia available for distribution to such holders. Any "Regulated Stockholder" may convert shares of Columbia Common Stock into Columbia Nonvoting Common Stock on a share-for-share basis (subject to antidilution adjustments). A Regulated Stockholder is any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System and which was a "Regulated Stockholder" of HCA--Hospital Corporation of America immediately prior to its merger with a subsidiary of Columbia, so long as such stockholder holds such shares (and only with respect to such shares) and affiliates and certain transferees thereof.

COLUMBIA NONVOTING COMMON STOCK

  The rights of holders of Columbia Nonvoting Common Stock are identical to those of holders of the Columbia Common Stock, except with respect to voting and conversion rights. The holders of Columbia Nonvoting Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as to an amendment of a provision of the Columbia Certificate that would adversely affect the powers, preferences or special rights of the holders of the Columbia Nonvoting Common Stock and (ii) as otherwise required by law.

  The shares of Columbia Nonvoting Common Stock are convertible into Columbia Common Stock on a share-for-share basis (subject to anti-dilution adjustments), except that no holder of shares of Columbia Nonvoting Common Stock may convert any such shares to the extent that, as a result of such conversion, the holder and its affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of the Columbia Common Stock or other voting capital stock of Columbia than the holder and its affiliates would be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to the holder or its affiliates.

COLUMBIA PREFERRED STOCK

  The Columbia Board is authorized to provide for the issuance of shares of Columbia Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions as are stated in the resolution adopted by the Columbia Board providing for the issuance of such series and as are permitted by Delaware law. In connection with the stockholder rights plan adopted by Columbia, the Columbia Certificate provides for the issuance of a series of 8,000,000 shares of Columbia Preferred Stock designated as the Series A Participating Preferred Stock (the "Columbia Series A Preferred Stock"), and a series consisting of 250,000 shares of Columbia Preferred Stock designated as the Series B Participating Preferred Stock (the "Columbia Series B Preferred Stock"). For a description of the terms of the Columbia Series A Preferred Stock and Columbia Series B Preferred Stock, see "--Columbia Preferred Stock Purchase Rights."

COLUMBIA PREFERRED STOCK PURCHASE RIGHTS

  The Columbia Board has adopted a stockholders rights plan, pursuant to which one Preferred Stock Purchase Right (a "Columbia Right") is issued with respect to each share of Columbia Common Stock issued by Columbia. Each Columbia Right entitles the registered holder to purchase from Columbia one one-hundredth of a share of Columbia Series A Preferred Stock at a price of $66.67, subject to adjustment (the "Purchase Price"). The description and terms of the Columbia Rights are set forth in an Amended and Restated Rights Agreement dated February 10, 1994 (the "Columbia Rights Agreement") between Columbia and Mid-America Bank of Louisville & Trust Company, as Rights Agent (the "Columbia Rights Agent").

  The Columbia Rights are attached to all Columbia Common Stock certificates representing shares outstanding and will be attached to all Certificates representing Columbia Common Stock that may be issued from time to time, including the shares of Columbia Common Stock to be issued in the Merger. Currently, the Columbia Rights are not represented by separate Columbia Rights certificates. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of Columbia, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of Columbia or (ii) ten days (unless such date is extended by the Columbia Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Columbia Rights will be evidenced by the Columbia Common Stock certificates. Until the Rights Distribution Date, the Columbia Rights will be transferred only with Columbia Common Stock certificates. Columbia Common Stock certificates contain a notation incorporating the Columbia Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Columbia Rights), the surrender for transfer of any certificates for Columbia Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Columbia Rights associated with the Columbia Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Columbia Rights ("Rights Certificates") will be mailed to holders of record of the Columbia Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Columbia Rights.

  The Columbia Rights are not exercisable until the Rights Distribution Date. The Columbia Rights expire on the earliest of (i) September 1, 2003, (ii) consummation of a merger transaction with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer (as defined below), and who is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer or (iii) redemption of the Columbia Rights by Columbia as described below.

  The Purchase Price payable, and the number of shares of Columbia Series A Preferred Stock or other securities issuable, upon exercise of the Columbia Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Columbia Series A Preferred Stock, (ii) upon the grant to holders of the Columbia Series A Preferred Stock of certain rights or warrants to subscribe for Columbia Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Columbia Series A Preferred Stock at less than the current market price of the Columbia Series A Preferred Stock or
(iii) upon the distribution to holders of the Columbia Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Columbia Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  In the event that, after the first date of public announcement by Columbia or an Acquiring Person that an Acquiring Person has become such, Columbia is involved in a merger or other business combination transaction in which the Columbia Common Stock is exchanged or changed (other than a merger with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of Columbia's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Columbia Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Columbia Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Columbia Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Columbia Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of Columbia, to be both adequate and otherwise in the best interest of Columbia, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

  In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Columbia Right will have, for a 60-day period thereafter, the right to receive upon exercise that number of shares of Columbia Common Stock having a market value of two times the exercise price of the Columbia Right, to the extent available, and then (after all authorized and unreserved shares of Columbia Common Stock have been issued) a common stock equivalent (such as Columbia Series A Preferred Stock or another equity security with at least the same economic value as the Columbia Common Stock), or, in certain circumstances, cash, property or a reduction in the purchase price, having a market value of two times the exercise price of the Columbia Right (such right being called the "Subscription Right").

  The holder of a Columbia Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the right to exercise the Merger Right or the Subscription Right, any Columbia Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Columbia Common Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Columbia Rights, Columbia may redeem the Columbia Rights in whole, but not in part, at a price of $.01 in cash per Columbia Right (the "Redemption Price"), which redemption shall be effective upon the action of the Columbia Board in the exercise of its sole discretion. Additionally, Columbia may, following the Stock Acquisition Date, redeem the then outstanding Columbia Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving Columbia in which all holders of Columbia Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of Columbia's voting securities. Upon the effective date of the redemption of the Columbia Rights, the right to exercise the Columbia Rights will terminate and the only right of the holders of Columbia Rights will be to receive the Redemption Price.

  Any of the provisions of the Columbia Rights Agreement may be amended by the Columbia Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Columbia Rights Agreement may be amended by the Columbia Board to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Columbia Rights (excluding the interests of any Acquiring Person).

  The Columbia Series A Preferred Stock purchasable upon exercise of the Columbia Rights will be nonredeemable and junior to any other series of preferred stock Columbia may issue (unless otherwise provided in the terms of such stock). Each share of Columbia Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Columbia Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Columbia Series A Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Columbia Series A Preferred Stock will have 100 votes, voting together with the shares of Columbia Common Stock. In the event of any merger, consolidation or other transaction in which shares of Columbia Common Stock are exchanged, each share of Columbia Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Columbia Common Stock. The rights of Columbia Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Columbia Series A Preferred Stock will be issuable; however, Columbia may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Columbia Series A Preferred Stock on the last trading date prior to the date of exercise. Any Regulated Stockholder may convert shares of Columbia Series A Preferred Stock into Columbia Series B Preferred Stock.

  Until a Columbia Right is exercised, the holder thereof, as such, has no rights as a stockholder of Columbia including, without limitation, the right to vote or to receive dividends.

  The Columbia Rights have certain anti-takeover effects. The Columbia Rights will cause substantial dilution to a person or group that attempts to acquire Columbia without conditioning the offer on the Columbia Rights being redeemed or a substantial number of Columbia Rights being acquired. However, the Columbia Rights should not interfere with any tender offer or merger approved by Columbia because the Columbia Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Columbia Common Stock are treated alike.

  In addition, one Preferred Stock Purchase Right (a "Nonvoting Right") has been issued with respect to each share of Columbia Nonvoting Common Stock. Each Nonvoting Right entitles the registered holder thereof to purchase from Columbia one one-hundredth of a share of Columbia Series B Preferred Stock at a price of $66.67, subject to adjustment. The terms of the Nonvoting Rights and the Columbia Series B Preferred Stock are substantially identical to the terms of the Columbia Rights and the Columbia Series A Preferred Stock except that (i) the Columbia Series B Preferred Stock will not have the right to vote on matters upon which the Columbia Common Stock have the right to vote, (ii) the subscription right applicable to the Nonvoting Rights differs from the Subscription Right in that each holder of a Nonvoting Right will have, for a 60-day period after an Acquiring Person becomes such, the right to receive upon exercise thereof Columbia Nonvoting Common Stock or a common stock equivalent to the Columbia Nonvoting Common Stock instead of Columbia Common Stock, which is the case with respect to the Columbia Rights and (iii) the shares of Columbia Series B Preferred Stock are convertible into shares of Columbia Series A Preferred Stock.

  The foregoing summary of certain terms of the Columbia Rights is qualified in its entirety by reference to the Columbia Rights Agreement, which is incorporated herein by reference.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  As a result of the Merger, holders of Value Health Common Stock will become stockholders of Columbia and the rights of all such former Value Health stockholders will thereafter be governed by the Columbia Certificate, Columbia's bylaws (the "Columbia Bylaws") and the Delaware General Corporation Law (the "Delaware Law"). The rights of the holders of Value Health Common Stock are currently governed by the restated certificate of incorporation of Value Health (the "Value Health Certificate"), the amended and restated by-laws of Value Health (the "Value Health Bylaws") and the Delaware Law. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Columbia and Value Health, sets forth certain differences between the Columbia Certificate and the Value Health Certificate and between the Columbia Bylaws and the Value Health Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the Delaware Law. For information as to how such documents may be obtained, see "Available Information."

CLASSIFIED BOARD OF DIRECTORS

  The Delaware Law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Columbia Certificate provides that the Columbia Board is divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors is elected each year for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Columbia Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Columbia Board. Such a delay may help ensure that the Columbia directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Columbia even though such a transaction could be beneficial to Columbia and its stockholders. The classification of the Columbia Board might also increase the likelihood that incumbent directors will retain their positions.

  The Value Health Bylaws provide that the Board of Directors of Value Health (the "Value Health Board") will consist of not less than four nor more than ten directors. The Value Health Board is not divided into classes.

STOCKHOLDER RIGHTS PLAN

  Columbia has adopted a stockholder rights plan that is designed to protect Columbia stockholders from coercive or unfair takeover tactics. To implement the plan, on September 1, 1993, the Columbia Board declared a dividend distribution of one preferred stock purchase right (a "Columbia Right") for each share of Columbia Common Stock then outstanding and authorized the issuance of one Columbia Right for each share of Columbia Common Stock issued thereafter, but prior to the triggering of the plan. One Columbia Right will be issued with respect to each share of Columbia Common Stock issued pursuant to the Merger. Each Columbia Right entitles a registered holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of the Columbia Series A Preferred Stock at a purchase price of $66.67. The description and terms of the Columbia Rights are set forth in the Columbia Rights Agreement. In general, pursuant to the Columbia Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than Columbia or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the Columbia Common Stock, Columbia stockholders (except those stockholders whose Columbia Rights have been voided under the Columbia Rights Agreement as a result of a triggering event) shall have the right to receive, in lieu of the Columbia Series A Preferred Stock, that amount of the Columbia Common Stock (or in certain circumstances, cash, property or other securities of Columbia or a reduction in the purchase price) having a value equal to two times the exercise price of the Columbia Rights. The Columbia Rights Agreement further provides that if Columbia is acquired in a merger or other business combination which is not approved by the Columbia Board, Columbia stockholders (except those stockholders whose Columbia Rights have been voided under the Columbia Rights Agreement as a result of a triggering event) shall have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Columbia Rights. Under certain circumstances, Columbia may redeem the Columbia Rights, which will otherwise expire on the tenth anniversary of the adoption of the Columbia Rights Agreement. The Columbia Rights Agreement further provides for the issuance of a Nonvoting Right with respect to each share of the Columbia Nonvoting Common Stock issued. The effect of the Columbia Rights Agreement may be to render more difficult a change in control of Columbia.

  Value Health has also adopted a stockholder rights plan that is designed to protect Value Health stockholders from coercive or unfair takeover tactics. To implement the plan, on February 24, 1994, the Value Health Board declared a dividend distribution of one preferred share purchase right (a "Value Health Right") for each share of Value Health Common Stock then outstanding and authorized the issuance of one Value Health Right for each share of Value Health Common Stock issued thereafter but prior to the triggering of the plan. Each Value Health Right entitles the registered holder to purchase upon the occurrence of certain specified events one one-thousandth of a share of Value Health Series A Junior Participating Preferred Stock, $.01 par value (the "Value Health Series A Preferred Stock"), at a purchase price of $120, subject to adjustment. The description and terms of the Value Health Rights are set forth in a Rights Agreement between Value Health and Mellon Bank, as Rights Agent, (the "Value Health Rights Agreement"). In general, pursuant to the Value Health Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than Value Health or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the Value Health Common Stock or, in the case of Warburg, Pincus Capital Company, more than 30% of the Value Health Common Stock, Value Health's stockholders (except those stockholders whose Value Health Rights have been voided under the Value Health Rights Agreement as a result of the triggering event) shall have the right to receive, upon exercise of the Value Health Right, that amount of the Value Health Common Stock (or in certain circumstances, cash, property or other securities of Value Health) having a value equal to two times the exercise price of the Value Health Right. The Value Health Rights Agreement further provides that if Value Health is acquired in a merger or other business combination which is not approved by the Value Health Board, Value Health's stockholders (except those stockholders whose Value Health Rights have been voided under the Value Health Rights Agreement as a result of the takeover) shall have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Value Health Right. Under certain specified circumstances, Value Health may redeem the Value Health Rights, which will otherwise expire on February 24, 2004.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Columbia Certificate provides that, subject to any rights of holders of the Columbia Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by action of not less than a majority of the Columbia Board then in office, but in no event shall the number of directors be less than three nor more than 18. The Columbia Board currently consists of ten directors. The Columbia Certificate provides that, subject to any rights of holders of the Columbia Preferred Stock, any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Accordingly, the Columbia Board could prevent any stockholder from enlarging the Columbia Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware Law, unless provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Columbia Certificate provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Columbia Voting Stock"), voting together as a single class, subject to any rights of holders of the Columbia Preferred Stock.

  The Value Health Board currently consists of nine directors. The Value Health Bylaws provide that the number of directors of the Value Health Board may be fixed, from time to time, by resolution of the Value Health Board or by the stockholders of Value Health at the annual meeting or at any special meeting of stockholders but in no event shall the number of directors be less than four nor more than ten.

  The Value Health Bylaws state that vacancies and newly created directorships on the Value Health Board may be filled by the vote of a majority of the directors then in office, though less than a quorum. Each director so elected shall hold office for a term expiring at the next annual meeting of stockholders or until his or her successor shall have been duly elected and qualified, unless sooner displaced. In addition, the Value Health Bylaws provide that any director may be removed with or without cause at any time by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Columbia Certificate (i) provides that, subject to the rights of any holders of the Columbia Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and (ii) prohibits stockholder action by written consent in lieu of a meeting. The Columbia Certificate also provides that, subject to the rights of holders of any series of the Columbia Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer of Columbia or the Columbia Board. Stockholders are not permitted to call a special meeting or to require that the Columbia Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Columbia.

  The Value Health Bylaws provide that stockholder action can be taken either
(i) at an annual or special meeting of stockholders or (ii) by written consent of the holders of not less than the minimum number of shares of Value Health Common Stock that would have been necessary to approve such action at a meeting at which all of the shares of Value Health Common Stock were present. The Value Health Bylaws also provide that special meetings of the stockholders may be called by the vote of a majority of the Value Health Board or by the written request of the holders of 25% or more of the Value Health Common Stock. Moreover, pursuant to the Value Health Bylaws, only such business shall be conducted at a special meeting of Value Health's stockholders as shall have been brought before the meeting pursuant to the notice of meeting given by Value Health.

  The provisions of the Columbia Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions would also prevent the holders of a majority of the voting power of the Columbia Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board, the Chief Executive Officer and the Columbia Board by calling a special meeting of stockholders prior to the time the Chairman of the Board, the Chief Executive Officer or the Columbia Board believes such consideration to be appropriate.

FAIR PRICE PROVISIONS

  The Columbia Certificate contains a "fair price" provision, requiring that, in addition to any other vote required by the Columbia Certificate or the Delaware Law, certain "Business Combination" transactions with a "Related Person" will be subject to the affirmative vote of the holders of not less than 85% of the outstanding Columbia Voting Stock held by stockholders other than the Related Person.

  For the purpose of this provision, certain terms are defined as follows:

  "Business Combination" means (a) any merger or consolidation of Columbia or a subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Columbia or a subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by Columbia of any shares of the Columbia Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of Columbia or a subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of Columbia with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its certificate or articles of incorporation, charter or similar governing instrument which is substantially identical to the "fair price" provisions of the Columbia Certificate or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the foregoing transactions.

  "Related Person" means any individual, partnership, corporation, trust or other person which together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act as in effect on July 1, 1993, and together with any other individual, partnership, corporation, trust or other person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of the Columbia Voting Stock, "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Columbia Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other persons with whom it or they have any such agreement, contract or other arrangement or understanding, are deemed a single Related Person for purposes of this provision; provided, however, that the members of the Columbia Board shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person (a) as of the time any definitive agreement relating to a Business Combination is entered into, (b) as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination or
(c) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person for purposes of this provision.

  "Continuing Director" means any member of the Columbia Board who is not an "affiliate" or "associate" of the Related Person and was a member of the Columbia Board prior to the time that such person became a Related Person, and any successor of a Continuing Director who is unaffiliated with such Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

  "Market Value" means the average of the high-bid and low-asked quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share on the NYSE Composite Tape, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or admitted to trading, or, if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high-bid and the low-asked quotations with respect to a share on such date as quoted on NASDAQ, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as at least 66 2/3% of the Continuing Directors shall determine.

  The 85% voting requirement will not be applicable and a Business Combination with a Related Person may be approved by the vote (if any) required by law or by any other provision of the Columbia Certificate if either:

  1. The Business Combination is approved by the Board of Directors of Columbia by the affirmative vote of at least 66 2/3% of the Continuing Directors, or

  2. All of the following conditions are satisfied:

    (a) The aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share of capital stock of Columbia in the Business Combination by the holders of capital stock of Columbia, other than the Related Person involved in the Business Combination, will not be less than the highest of
  (i) the highest per share price (including brokerage commissions, soliciting dealers' fees, and dealer-manager compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such Related Person in acquiring any of its holdings of such class or series of capital stock, (ii) the highest per share Market Value of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Business Combination was first publicly announced or
  (iii) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such Business Combination was first publicly announced;

    (b) The consideration to be received in such Business Combination by holders of capital stock other than the Related Person involved will, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring capital stock already owned by it, provided, however, that if the Related Person has paid for capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the Business Combination by the Related Person must either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

    (c) A proxy statement responsive to the requirements of the Exchange Act is mailed to the stockholders of Columbia for the purpose of soliciting stockholder approval of such Business Combination and contains (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state and (ii) the opinion of a reputable investment banking firm selected by the Continuing Directors as to the fairness of the terms of such Business Combination, from a financial point of view, to the public stockholders (other than the Related Person) of Columbia.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for Columbia, even though such an offer might be beneficial to Columbia and its stockholders.

  The Value Health Certificate contains no "fair price" provision.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The Columbia Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders, of Columbia (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of the Columbia Preferred Stock, only persons who are nominated by, or at the direction of, the Columbia Board, or by a stockholder who has given timely written notice to the Secretary of Columbia prior to the meeting at which directors are to be elected, will be eligible for election as directors of Columbia. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board, the Chief Executive Officer, or the Columbia Board or by a stockholder who has given timely written notice to the Secretary of Columbia of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by Columbia no less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

  Under the Stockholder Notice Procedure, a stockholder's notice to Columbia proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of Columbia which are owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Columbia beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board, the Chief Executive Officer or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Columbia Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Columbia Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Columbia Board, provides the Columbia Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Columbia Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Columbia Certificate does not give the Columbia Board any power to approve or disapprove stockholder nominations of the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Columbia and its stockholders.

  The Value Health Bylaws contain similar provisions relating to stockholder nominations and stockholder proposals.

COMMON STOCK AND NONVOTING COMMON STOCK

  The terms of the Columbia Common Stock are substantially identical to those of the Value Health Common Stock. The Columbia Certificate authorizes the Columbia Nonvoting Common Stock. The Value Health Certificate does not authorize nonvoting common stock.

PREFERRED STOCK

  Pursuant to the Columbia Certificate, the Columbia Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of the Columbia Preferred Stock in one or more series (including the Columbia Series A Preferred Stock and the Columbia Series B Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. See "-- Stockholder Rights Plan." The Value Health Certificate contains substantially similar provisions relating to the issuance of preferred stock of Value Health.

  Management of Columbia believes that the ability of the Columbia Board to issue one or more series of the Columbia Preferred Stock provides Columbia with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of the Columbia Preferred Stock, as well as shares of the Columbia Common Stock, are available for issuance without further action by the Columbia stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Columbia securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of shares of common stock or in the amount of voting securities outstanding. If the approval of the Columbia stockholders is not required for the issuance of shares of the Columbia Preferred Stock or the Columbia Common Stock, the Columbia Board may not seek stockholder approval.

  Although the Columbia Board has no intention at the present time of doing so, it could issue a series of the Columbia Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Columbia Board will make any determination to issue such shares based on its judgment as to the best interests of Columbia and its stockholders. The Columbia Board, in so acting, could issue Columbia Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be able to change the composition of the Columbia Board, including a tender offer or other transaction that some, or a majority, of the Columbia stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  The Columbia Certificate contains provisions requiring the affirmative vote of the holders of a least 75% of the voting power of the Columbia Voting Stock, after approval by the Columbia Board, to amend certain provisions of the Columbia Certificate (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and the Stockholder Notice Procedure) or to amend any provision of the Columbia Bylaws. An amendment of the "fair price" provision requires the approval of 66 2/3% of the directors of Columbia then in office and the affirmative vote of 85% of the Columbia Voting Stock held by stockholders other than any Related Person, unless the amendment is approved by 66 2/3% of the Continuing Directors. These provisions make it more difficult for stockholders to make changes in the Columbia Certificate and the Columbia Bylaws, including changes designed to facilitate the exercise of control over Columbia.

  The Value Health Certificate contains no special provisions affecting the amendment of the Value Health Certificate or the Value Health Bylaws.

BUSINESS COMBINATIONS

  Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the Delaware Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Columbia Certificate does not exclude Columbia from the restrictions imposed under Section 203 of the Delaware Law. The Value Health Certificate does not exclude Value Health from the restrictions of Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring Columbia to negotiate in advance with the Columbia Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder's becoming an interested stockholder.

SPECIAL VOTING REQUIREMENTS

  The Columbia Certificate requires that (i) any change in the powers, preferences or special rights of the Columbia Nonvoting Common Stock so as to affect the holders thereof adversely will require the affirmative vote of a majority of the directors then in office and the affirmative vote of the holders of not less than 66 2/3% of the then outstanding shares of the Columbia Nonvoting Common Stock and (ii) any change in the authorized number of shares of any class of capital stock of Columbia will require the affirmative vote of a majority of the directors then in office and the affirmative vote of the holders of not less than a majority of the then outstanding shares of the Columbia Common Stock and the Columbia Nonvoting Common Stock, voting together as a single class.

LIMITATION OF LIABILITY OF DIRECTORS

  The Delaware Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the Columbia Certificate and the Value Health Certificate includes such a provision, as set forth below, to the maximum extent permitted by law.

  Each of the Columbia Certificate and the Value Health Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. Delaware Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The Columbia Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The indemnification rights conferred by the Columbia Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Columbia is authorized to purchase and maintain (and Columbia maintains) insurance on behalf of its directors, officers, employees and agents. The Value Health Bylaws contain substantially similar provisions relating to indemnification and insurance.

OTHER PROVISIONS

  The Columbia Certificate provides that in discharging their respective duties under applicable law and in determining what they believe to be in the best interests of Columbia and its stockholders, the Columbia Board, each committee of the Columbia Board and each director may take into account the effects, both long- and short-term, of the proposed action on the employees, associates, associated physicians, distributors, patients or other customers, suppliers and creditors of Columbia and the communities in which Columbia conducts its business, to the extent such persons believe pertinent (including the possibility that the interests of Columbia may best be served by remaining independent). The Value Health Certificate does not contain a comparable provision.

  The Columbia Certificate also authorizes the Columbia Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Columbia Board and management respecting any transaction which may result in a change of control of Columbia, and to contest or oppose any such transaction which the Columbia Board determines to be unfair, abusive or otherwise undesirable to Columbia, its businesses, stockholders or constituents. The Columbia Board is specifically authorized to adopt plans or to issue securities of Columbia (including the Columbia Common Stock or the Columbia Preferred Stock, rights (including the Columbia Rights) or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the Columbia Board determines and may provide for different and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the Columbia Board pursuant thereto are intended to give the Columbia Board flexibility to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Columbia Board and might enable the Columbia Board to hinder or frustrate such a transaction if proposed, including a transaction in which stockholders might receive a premium for their stock over the then current market price of such stock. The Value Health Certificate does not contain a comparable provision.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Columbia Common Stock being offered hereby will be passed upon for Columbia by Stephen T. Braun, Senior Vice President and General Counsel of Columbia. As of December 31, 1996, Mr. Braun owned approximately 25,641 shares and held stock options to purchase 210,000 shares of Columbia Common Stock. The federal income tax consequences in connection with the Merger will be passed upon for Columbia by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. The federal income tax consequences in connection with the Merger will be passed upon for Value Health by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of Columbia, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon, which also are incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of Value Health, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report with respect thereto. Such consolidated financial statements and schedule are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of Preferred Health Care Ltd., a wholly owned subsidiary of Value Health, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report with respect thereto. Such consolidated financial statements and schedule are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Diagnostek, Inc., a wholly owned subsidiary of Value Health, incorporated by reference in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report with respect thereto. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  As described in Value Health's proxy statement relating to its 1996 Annual Meeting of Stockholders, in order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Stockholders of Value Health (if the Merger is not consummated), such proposals must have been received by the Secretary of Value Health by November 29, 1996. No such proposals were received by Value Health's Secretary by such date.

                                 OTHER MATTERS

  The Value Health Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

                                                                      APPENDIX A
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                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                JANUARY 15, 1997

                                     AMONG

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                          CVH ACQUISITION CORPORATION

                                      AND

                               VALUE HEALTH, INC.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I THE MERGER.....................................................   A-1
    Section 1.1  The Merger...............................................   A-1
    Section 1.2  Effective Date of the Merger.............................   A-1
 ARTICLE II THE SURVIVING CORPORATION.....................................   A-1
    Section 2.1  Certificate of Incorporation.............................   A-1
    Section 2.2  By-Laws..................................................   A-1
    Section 2.3  Board of Directors; Officers.............................   A-1
    Section 2.4  Effects of Merger........................................   A-1
 ARTICLE III CONVERSION OF SHARES.........................................   A-2
    Section 3.1  Exchange Ratio...........................................   A-2
    Section 3.2  Parent to Make Certificates Available....................   A-2
    Section 3.3  Dividends; Stock Transfer Taxes..........................   A-2
    Section 3.4  No Fractional Shares.....................................   A-3
    Section 3.5  Stock Options............................................   A-3
    Section 3.6  Stockholders' Meetings...................................   A-3
    Section 3.7  Closing of the Company's Transfer Books..................   A-4
    Section 3.8  Assistance in Consummation of the Merger.................   A-4
    Section 3.9  Closing..................................................   A-4
    Section 3.10 Transfer Taxes...........................................   A-4
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT......................   A-4
    Section 4.1  Organization and Qualification...........................   A-4
    Section 4.2  Capitalization...........................................   A-4
    Section 4.3  Authority Relative to this Agreement.....................   A-5
    Section 4.4  Reports and Financial Statements.........................   A-5
    Section 4.5  Absence of Certain Changes or Events.....................   A-6
    Section 4.6  Litigation...............................................   A-6
    Section 4.7  Parent Action............................................   A-6
    Section 4.8  Financial Advisor........................................   A-6
    Section 4.9  Compliance with Applicable Laws..........................   A-6
    Section 4.10 Liabilities..............................................   A-7
    Section 4.11 Certain Agreements.......................................   A-7
    Section 4.12 Parent Ownership of Stock................................   A-7
    Section 4.13 No Material Adverse Effect...............................   A-7
    Section 4.14 Accounting Matters.......................................   A-7
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   A-8
    Section 5.1  Organization and Qualification...........................   A-8
    Section 5.2  Capitalization...........................................   A-8
    Section 5.3  Subsidiaries.............................................   A-8
    Section 5.4  Authority Relative to this Agreement.....................   A-9
    Section 5.5  Reports and Financial Statements.........................   A-9
    Section 5.6  Absence of Certain Changes or Events.....................  A-10
    Section 5.7  Litigation...............................................  A-10
    Section 5.8  Employee Benefit Plans...................................  A-10
    Section 5.9  Labor Matters............................................  A-12
    Section 5.10 Company Action...........................................  A-12
    Section 5.11 Financial Advisor........................................  A-13
    Section 5.12 Compliance with Applicable Laws..........................  A-13

                                                                           PAGE
                                                                           ----
    Section 5.13 Liabilities............................................   A-13
    Section 5.14 Taxes..................................................   A-13
    Section 5.15 Certain Agreements.....................................   A-14
    Section 5.16 Patents, Trademarks, Etc...............................   A-14
    Section 5.17 No Material Adverse Effect.............................   A-14
    Section 5.18 Accounting Matters.....................................   A-14
    Section 5.19 Representations Under Purchase Agreements..............   A-14
    Section 5.20 Absence Of Certain Business Practices..................   A-15
    Section 5.21 Payments Under CCN Agreement...........................   A-15
    Section 5.22 Billing Practices......................................   A-15
 ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING SUB................   A-15
    Section 6.1  Organization...........................................   A-15
    Section 6.2  Capitalization.........................................   A-15
    Section 6.3  Authority Relative to this Agreement...................   A-15
 ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER.....................   A-16
    Section 7.1  Conduct of Business by the Company Pending the Merger..   A-16
    Section 7.2  Conduct of Business by Parent Pending the Merger.......   A-17
    Section 7.3  Conduct of Business of Sub.............................   A-17
 ARTICLE VIII ADDITIONAL AGREEMENTS.....................................   A-17
    Section 8.1  Access and Information.................................   A-17
    Section 8.2  Registration Statement/Proxy Statement.................   A-17
    Section 8.3  Compliance with the Securities Act.....................   A-18
    Section 8.4  Stock Exchange Listing.................................   A-18
    Section 8.5  Employee Matters.......................................   A-18
    Section 8.6  Indemnification........................................   A-19
    Section 8.7  HSR Act................................................   A-19
    Section 8.8  Additional Agreements..................................   A-19
    Section 8.9  Alternative Proposals..................................   A-20
    Section 8.10 Advice of Changes; SEC Filings.........................   A-20
    Section 8.11 Restructuring of Merger................................   A-20
    Section 8.12 Letter of the Company's Accountants....................   A-21
    Section 8.13 Letter of Parent and Sub's Accountants.................   A-21
    Section 8.14 Other Matters..........................................   A-21
 ARTICLE IX CONDITIONS PRECEDENT........................................   A-21
    Section 9.1  Conditions to Each Party's Obligation to Effect the
                  Merger................................................   A-21
    Section 9.2  Conditions to Obligation of the Company to Effect the
                  Merger................................................   A-22
    Section 9.3  Conditions to Obligations of Parent and Sub to Effect
                  the Merger............................................   A-22
 ARTICLE X TERMINATION, AMENDMENT AND WAIVER............................   A-23
    Section 10.1 Termination by Mutual Consent..........................   A-23
    Section 10.2 Termination by Either Parent or the Company............   A-23
    Section 10.3 Termination by the Company.............................   A-23
    Section 10.4 Termination by Parent..................................   A-23
    Section 10.5 Effect of Termination and Abandonment..................   A-24
    Section 10.6 Extension; Waiver......................................   A-24
 ARTICLE XI GENERAL PROVISIONS..........................................   A-25
    Section 11.1 Non-Survival of Representations, Warranties and
                  Agreements............................................   A-25
    Section 11.2 Notices................................................   A-25
    Section 11.3 Fees and Expenses......................................   A-25

                                                                            PAGE
                                                                            ----
    Section 11.4  Publicity...............................................  A-26
    Section 11.5  Specific Performance....................................  A-26
    Section 11.6  Assignment; Binding Effect..............................  A-26
    Section 11.7  Entire Agreement........................................  A-26
    Section 11.8  Amendment...............................................  A-26
    Section 11.9  Governing Law...........................................  A-26
    Section 11.10 Counterparts............................................  A-26
    Section 11.11 Headings and Table of Contents..........................  A-26
    Section 11.12 Interpretation..........................................  A-26
    Section 11.13 Waivers.................................................  A-27
    Section 11.14 Incorporation of Exhibits...............................  A-27
    Section 11.15 Severability............................................  A-27
    Section 11.16 Subsidiaries............................................  A-27

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 15, 1997, by and among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Parent"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Value Health, Inc., a Delaware corporation (the "Company"):

                                  Witnesseth:

  Whereas, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

  Whereas, the Boards of Directors of Parent, Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

  Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  Now, Therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

  Section 1.2 Effective Date of the Merger. The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article IX hereof, or at such time thereafter as is provided in such Certificate of Merger.

                                  ARTICLE II

                           The Surviving Corporation

  Section 2.1 Certificate of Incorporation. Subject to Section 8.6(a), the Certificate of Incorporation of the Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

  Section 2.2 By-Laws. The By-laws of the Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

  Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1 Exchange Ratio. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock, no par value, of the Company ("Company Common Stock"):

  (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

  (b) Subject to Section 3.4, each remaining outstanding share of Company Common Stock shall be converted into 0.58 (the "Exchange Ratio") fully paid and nonassessable shares of the common stock, $.01 par value, of Parent ("Parent Common Stock"). Each share of Parent Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated preferred stock purchase right (a "Parent Right") in accordance with the Amended and Restated Rights Agreement dated as of February 10, 1994, between Parent and Mid-America Bank of Louisville & Trust Company. References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

  (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock or Company Common Stock after the date hereof, the Exchange Ratio shall be adjusted accordingly.

  (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  Section 3.2 Parent to Make Certificates Available.

  (a) Prior to the Effective Date, Parent shall select an Exchange Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing such stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4 (the "Share Consideration"). Parent Common Stock into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued on the Effective Date.

  (b) Any holder of shares of Company Common Stock who has not exchanged his Certificates for Parent Common Stock in accordance with subsection (a) within twelve months after the Effective Date shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment in respect of his shares of Company Common Stock. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration.

  Section 3.3 Dividends; Stock Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate or Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in
Section 3.3, deliverable in respect thereof pursuant to this Agreement.

  Section 3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section 3.1(b). Notwithstanding any other provision of this Agreement, each holder of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per-share value of the Parent Common Stock based on the average sale price thereof for the 10 business days next preceding the Effective Date, using for each such business day the composite closing sale price on the New York Stock Exchange (the "NYSE"), as reported in each case in the following day's edition of The Wall Street Journal.

  Section 3.5 Stock Options. (a) Each of the Company's stock option plans, each of which is set forth in Section 3.5(a) of the Company Disclosure Schedule (as defined in Section 5.1) (the "Option Plans"), and each option to acquire shares of Common Stock outstanding immediately prior to the Effective Date thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by the Parent at the Effective Date, and each such Option shall become an option to purchase a number of Parent Shares (a "Substitute Option") equal to the number of shares of Common Stock subject to such Option multiplied by the Exchange Ratio (rounded to the nearest whole share, with 0.5 shares being rounded up). The per share exercise price for each Substitute Option shall be the current exercise price per share of Common Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original Option to which it relates (including, without limitation, all provisions relating to acceleration of vesting). Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Option Plans to ensure that each outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, shares of Parent Common Stock. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Option shall be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration.

  (b) As soon as practicable after the Effective Date, Parent shall cause to be included under a registration statement on Form S-8 of Parent all Parent Shares which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

  Section 3.6 Stockholders' Meetings. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of

Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

  Section 3.7 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4.

  Section 3.8 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

  Section 3.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in Article IX (other than those that can only be fulfilled on the Effective Date) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

  Section 3.10 Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.3 (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                  ARTICLE IV

                   Representations and Warranties of Parent

  Parent represents and warrants to the Company as follows:

  Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of Parent have been delivered to the Company as part of a disclosure schedule delivered by Parent to the Company in connection with this Agreement (the "Parent Disclosure Schedule").

  Section 4.2 Capitalization. The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock, 25,000,000 shares of non-voting common stock, $.01 par value, and 25,000,000 shares of preferred stock, $.01 par value. As of December 31, 1996, 650,498,476 shares of Parent Common Stock and 21,000,000 shares of non-voting common stock were validly issued and outstanding, fully paid, and nonassessable, and no shares of preferred stock were issued and outstanding and there have been no material changes in such numbers through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent's shareholders may vote issued or outstanding. All of the shares of Parent Common Stock issuable in accordance with this Agreement in exchange for Company Common Stock at the Effective Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Parent created by Parent.

  Section 4.3 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize the Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.3 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations cancellations, modifications, accelerations or losses which, either singly or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section
4.3 of the Parent Disclosure Schedule, or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or thereby.

  Section 4.4 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, as filed with the Securities and Exchange Commission (the "Commission"),
(ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans (clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects, in accordance with the books of account and records of the Parent and its subsidiaries.

  Section 4.5 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or as disclosed in Section 4.6 of the Parent Disclosure Schedule, since September 30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (iii) any entry into any commitment or transaction material to Parent and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods; (vi) any split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or
(vii) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  Section 4.6 Litigation. Except as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, or the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 or as disclosed in Section 4.6 of the Parent Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries having or which, alone or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, any such Parent Material Adverse Effect.

  Section 4.7 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present determined that the Agreement is advisable and in the best interests of Parent and its stockholders.

  Section 4.8 Financial Advisor. Parent represents and warrants that, except for Furman Selz LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

  Section 4.9 Compliance with Applicable Laws. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), including, without limitation, applicable state insurance and health commissions, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Parent Material Adverse Effect (the "Parent Permits"). The Parent and its Subsidiaries are in compliance with the terms of the

Parent Permits, except for such failures to comply, which singly or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, except for possible violations which individually or in the aggregate has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to Parent or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

  Section 4.10 Liabilities. As of the date hereof, except as disclosed in
Section 4.10 of the Parent Disclosure Schedule, since the date of the latest balance sheet of Parent contained in the Parent SEC Reports neither Parent nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Parent SEC Reports (including the financial statements contained therein), other than liabilities incurred in the ordinary course of business and liabilities which are disclosed or provided for in the most recent Parent SEC Reports. To the best knowledge of Parent, as of September 30, 1996, there was no basis for any claim or liability of any nature against Parent or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect, other than as reflected in the Parent SEC Reports or disclosed in Section 4.10 of the Parent Disclosure Schedule.

  Section 4.11 Certain Agreements. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as disclosed in Section
4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment that is having or is reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default (with or without notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Parent Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Parent Material Adverse Effect.

  Section 4.12 Parent Ownership of Stock. As of the date hereof Parent does not beneficially own any shares of Company Common Stock.

  Section 4.13 No Material Adverse Effect. Except as disclosed in the Parent SEC Reports, Parent is not aware of any fact which, alone or together with another fact, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

  Section 4.14 Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission. To the actual knowledge of the executive officers of Parent, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent has received a letter from Ernst & Young LLP, a copy of which is attached to Section 4.14 of the Parent Disclosure Schedule, with respect to the eligibility of Parent for "pooling of interests" accounting treatment.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent and Sub as follows:

  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Significant Subsidiaries (as defined in Section 5.3) are attached to Section 5.1 of the disclosure schedule delivered by the Company to Parent prior to execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

  Section 5.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, no par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of January 9, 1997, 54,412,726 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of preferred stock were outstanding and (except for issuances upon the exercise of outstanding options) there have been no changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. As of January 9, 1997, except for
(i) options to acquire 5,116,559 shares of Company Common Stock, (ii) shares of Company Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan, (iii) preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 24, 1994, between the Company and Bank of Boston, N.A., as rights agent, as amended (the "Rights Agreement"), and
(iv) as set forth in Section 5.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no changes in such numbers through the date hereof. After the Effective Date, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

  Section 5.3 Subsidiaries. The only Subsidiaries (as defined in Section 11.16) of the Company are disclosed in Section 5.3 of the Company Disclosure Schedule; provided that there may be excluded from such Schedule any Subsidiaries that are currently not actively engaged in any business and which do not, individually and in the aggregate, have material liabilities or obligations. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act) ("Significant Subsidiary") of the Company has been named in the Company SEC Reports (as hereinafter defined). Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary) and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Schedule contains, with respect to each

Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, or as disclosed in Section 5.3 of the Company Disclosure Schedule and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business consistent with past practice, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

  Section 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of a majority of the shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement, other than, in the case of clause
(ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations or losses which, either singly or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section 5.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans, which are all the documents that the Company was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects, in accordance with the books of account and records of the Company and its Subsidiaries.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as disclosed in Section 5.6 of the Company Disclosure Schedule, since September 30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods; (vi) any repurchase or redemption with respect to its capital stock; (vii) any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock;
(viii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of the Company; (ix) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice) or (B) any increase in severance or termination pay; (x) any entry by the Company or any of its Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its Subsidiaries; or (xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  Section 5.7 Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 or as disclosed in Section 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, either alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, any such Company Material Adverse Effect.

  Section 5.8 Employee Benefit Plans. (a) Section 5.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former employees, independent contractors, consultants and leased employees of the Company, any Subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

  (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any Subsidiary or Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition), has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

  (c) No Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA.

  (d) Except as set forth in Section 5.8 of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

  (e) Except as set forth on Section 5.8 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule (and, in the case of such agreements, the form of which is attached to the Company Disclosure Schedule). Each executive officer of the Company (as such term is defined in Rule 3b-7 under the Exchange Act) and each of the individuals identified on Section 5.8(e) of the Company Disclosure Schedule is a party to a non-competition agreement with the Company or a Significant Subsidiary, as the case may be, and copies of the forms of such non-competition agreements are attached to Section 5.8 of the Company Disclosure Schedule.

  (f) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Subsidiary, or any Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition) has engaged in any transaction described in Section 4069 of ERISA.

  (g) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan and there have been no amendments to any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

  (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and no contributions have been made to the Company Employee Benefit Plans that would be considered non-deductible under the Code.

  (i) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

  (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to the Parent by the Company: (i) all plans and related trust documents and any other instruments or contracts under which the Company Employee Benefit Plans are operated, and amendments thereto; (ii) the Forms 5500 for the past three years and (iii) summary plan descriptions.

  (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

  (l) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

  For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

  Section 5.9 Labor Matters. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. To the best knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the best knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced any strike, material slowdown or material work stoppage or lockout since August 1, 1995.

  Section 5.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting and (d) taken all necessary steps to ensure that a Distribution Date (as defined in the Rights Agreement) has not occurred and will not occur as a result of the execution and delivery of the Agreement, the consummation of the Merger and the other transactions contemplated hereby nor will the Rights Agreement otherwise be applicable or any redemption or other fees be payable in respect thereof.

  Section 5.11 Financial Advisor. The Company has received the opinion of Merrill Lynch & Co. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. The Company represents and warrants that, (i) except for Merrill Lynch & Co. and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and (ii) the fees and commissions payable to the Company's financial advisors, as contemplated by this Section, will not exceed the aggregate amount set forth in those certain letters, dated December 4, 1996, from Merrill Lynch & Co., and dated as of November 19, 1996, from Lazard Freres & Co. LLC, in each case to the Company, a copy of each of which is attached to the Company Disclosure Schedule.

  Section 5.12 Compliance with Applicable Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities material to the business of the Company or such Subsidiary, as the case may be, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with all laws, including applicable Medicare and Medicaid laws, ordinances and regulations of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators, except where the failure to comply would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in Section 5.12 of the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to the Company or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity, including, without limitation, applicable state insurance and health commissions, indicated an intention to conduct the same, other than those the outcome of which would not be material to the business of the Company or such Subsidiary, as the case may be.

  Section 5.13 Liabilities. As of the date hereof, except as disclosed in
Section 5.13 of the Company Disclosure Schedule, since the date of the latest balance sheet of the Company contained in the Company SEC Reports neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Company SEC Reports (including the financial statements contained therein), other than liabilities incurred in the ordinary course of business and liabilities which are disclosed or provided for in the most recent Company SEC Reports. To the best knowledge of the Company, as of September 30, 1996, there was no basis for any claim or liability of any nature against the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports or disclosed in Section 5.13 of the Company Disclosure Schedule.

  Section 5.14 Taxes. (a) For the purposes of this Agreement, the term "Tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of the Company and its subsidiaries has filed all material Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. Except as set forth in Section 5.14 of the Company Disclosure Schedule, none of the Company and its Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that under certain circumstances would obligate it, or reasonably be expected to obligate it, to make any payments that will not be deductible under Code (S) 280G.

  Section 5.15 Certain Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment that would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all contracts, agreements and understandings relating to those clients, the loss of any one of which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.16 Patents, Trademarks, Etc. Except as set forth in Section 5.16 of the Company Disclosure Schedule, the Company and its Subsidiaries owns or has valid rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are material to the businesses of the Company and its subsidiaries (the "Intellectual Property"), and the Company does not have any knowledge of any conflict with the rights of the Company and its Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which have had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Merger nor the transactions contemplated hereby will materially adversely affect the rights of the Company or any of its Subsidiaries in respect of any of the Intellectual Property.

  Section 5.17 No Material Adverse Effect. Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, the Company is not aware of any fact which, alone or together with another fact, which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.18 Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission. To the actual knowledge of the executive officers of the Company, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Company has received a letter from Coopers & Lybrand LLP, a copy of which is attached to Section 5.18 of the Company Disclosure Schedule, with respect to the eligibility of the Company for "pooling of interests" accounting treatment.

  Section 5.19 Representations Under Purchase Agreements. The Company has made available to Parent copies of all purchase agreements relating to acquisitions, including the related disclosure schedules, pursuant to which the Company has purchased the assets and operations of any other business, in each such case for a purchase price of in excess of $100 million, within the three-year period immediately preceding the date hereof ("Purchase Agreements"). Except with respect to any Purchase Agreements set forth in
Section 5.19 of the

Company Disclosure Schedule (for which no representation or warranty is made under this Section 5.19), to the best knowledge of the Company, such Purchase Agreements (and the acquisitions of assets and operations of businesses thereunder), when taken as a whole, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.20 Absence Of Certain Business Practices. During the past five years, none of the Company's officers, employees or agents, nor any other person acting on behalf of any of them or the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.21 Payments Under CCN Agreement. The maximum amount of payment obligations of the Company under Article I of that certain Acquisition Agreement, dated as of May 18, 1994, by and among the Company, Community Care Network, Inc., Alliance Healthcare Foundation and the other individuals named therein, including any payments made thereunder through the date hereof, will not exceed $120,000,000. The Company has made payments under Article I of such agreement through September 30, 1996 in the amount of $53,200,000.

  Section 5.22 Billing Practices. The Company has timely complied with its billing obligations under those contractual arrangements with pharmaceutical manufacturers pursuant to which it receives payments based upon the volume of pharmaceuticals the Company manages or purchases from such manufacturers, except in cases where the failure to timely bill in the past has not affected in any meaningful manner the Company's ability to collect amounts owed to it under such contractual arrangements and except as set forth in Section 5.22 of the Company Disclosure Schedule.

                                  ARTICLE VI

                 Representations and Warranties Regarding Sub

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

  Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

  Section 6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                    Conduct of Business Pending the Merger

  Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (i) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound.

    (ii) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule and except as required by this Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries (subject to the fiduciary duties of the Company's Board of Directors, as advised by outside counsel), (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under (x) automatic grants under the Company's 1991 Non Employee Director Stock Option Plan or
  (y) the Company's Employee Stock Purchase Plan; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly owned Subsidiaries in the ordinary course of business consistent with past practice; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

    (iv) except as disclosed in Section 7.1(iv) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 8.5 hereof, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice;

    (v) the Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities exceeding $1,000,000 in the aggregate; provided, however, that the Company will be permitted to create new wholly owned Subsidiaries in the ordinary course of business; and

    (vi) the Company shall not, nor shall it permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code;

provided that the foregoing shall not prohibit the Company from (consistent with clause (vi) above) paying cash bonuses or awards, or making other awards to the extent set forth in Section 7.1A of the Company Disclosure Schedule, to its employees as compensation for services rendered to the Company in 1996 under the Company Benefit Plans consistent with past practice.

  Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement: (a) Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and (b) the Parent shall not, nor shall it permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

  Section 7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                 ARTICLE VIII

                             Additional Agreements

  Section 8.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated November 8, 1996 between Parent and the Company.

  Section 8.2 Registration Statement/Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, portions of which Registration Statement shall also serve as the proxy statement with respect to the Company Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable, provide copies of any written comments received from the Commission with respect to the Form S-4 to the Company and advise the Company of any oral comments with respect to the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus
(i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information.

  Section 8.3 Compliance with the Securities Act. At least 30 days prior to the Effective Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 8.3 (an "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Company Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Company Common Stock, consistent with the terms of such Affiliate Letters.

  Section 8.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

  Section 8.5 Employee Matters. As of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be assumed by the Parent as provided by Section 3.5(a) hereto, as of the Effective Date, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans. As soon as practicable after the Effective Date, Parent shall provide benefits to employees of Company and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Parent and its Subsidiaries. To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries: (i) service with the Company and the Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date.

  Section 8.6 Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; and provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  Section 8.7 HSR Act. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 8.8 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities) and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

  (c) Following the Effective Date, Parent shall use its best efforts to conduct the business, and shall cause the Surviving Corporation to use its best efforts to conduct its business, except as otherwise contemplated by this Agreement, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  Section 8.9 Alternative Proposals. Prior to the Effective Date, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.9; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.9 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (C) the Company keeps Parent promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Parent as soon as practicable after the receipt thereof; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 8.9 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article X hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

  Section 8.10 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  Section 8.11 Restructuring of Merger. Upon the mutual agreement of Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Sub, with Sub being the surviving corporation, or as a merger of the Company into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  Section 8.12 Letter of the Company's Accountants. The Company shall use its reasonable efforts to cause to be delivered to Parent and Sub at the time of mailing of the Proxy Statement Prospectus a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the date of such mailing, in form and substance reasonably satisfactory to Parent and Sub, in connection with the procedures undertaken by them with respect to the financial statements of the Company contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  Section 8.13 Letter of Parent and Sub's Accountants. Parent and Sub shall use their respective reasonable efforts to cause to be delivered to the Company at the time of mailing of the Proxy Statement Prospectus a "comfort" letter from Ernst & Young LLP, of the kind contemplated by the AICPA Statement, dated the date of such mailing, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements of Parent contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  Section 8.14 Other Matters. The Company hereby agrees that its covenants, representations and warranties (including the Company Disclosure Schedule to the extent it relates thereto) in this Agreement, insofar as they relate to its Subsidiaries, are made as though Value Oncology Sciences, Inc. ("VOS") were a Subsidiary; provided that (i) this Section 8.14 shall not be deemed to require the Company to cause VOS to take any action or to refrain from taking any action and (ii) the representations and warranties made in this Agreement, insofar as they would relate to VOS, shall be deemed to be made to the best knowledge of the Company.

                                  ARTICLE IX

                             Conditions Precedent

  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to stockholders of the Company in connection with the Merger shall have been obtained.

  (d) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction lifted).

  (e) Parent and the Company shall have received letters from Ernst & Young LLP and Coopers & Lybrand to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

  (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Parent and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Date.

  (g) All consents, authorizations, orders and approvals required under insurance holding company statutes or similar statutes regulating managed care or insurance organizations required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

  (h) The Parent Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  Section 9.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

  (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

  (b) The Company shall have received an opinion, dated the Effective Date, from Willkie Farr & Gallagher, based upon certificates and letters from the Company, Parent and Sub and certain stockholders of the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates and letters as specified in the preceding sentence.

  (c) The Company shall have received a "comfort" letter from Ernst & Young LLP, of the kind contemplated by the AICPA Statement, dated the Effective Date, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements of Parent contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  Section 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

  (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect; provided, however, that a representation and warranty shall be deemed to be true and correct as of the Effective Date if such representation and warranty would have been true and correct as of such date but for the occurrence of an event referred to in
Section 9.3(a) of the Company Disclosure Schedule.

  (b) Parent and Sub shall have received a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the AICPA Statement, dated the Effective Date, in form and substance reasonably satisfactory to Parent, in connection with the procedures undertaken by them with respect to the financial statements of the

Company contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  (c) Parent and Sub shall have received an opinion, dated the Effective Date, from Fried, Frank, Harris, Shriver & Jacobson, based upon certificates and letters from the Company, Parent and Sub and certain stockholders of the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates and letters as specified in the preceding sentence.

  (d) From the date of this Agreement through the Effective Date, there shall not have occurred any change (other than a change resulting from events referred to in Section 9.3(a) of the Company Disclosure Schedule), individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

                                   ARTICLE X

                       Termination, Amendment and Waiver

  Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

  Section 10.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 1997, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1997.

  Section 10.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in Section 3.6, by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Parent or Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

  Section 10.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders, (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which has had, or would be reasonably expected to have, a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or
(d) a change or changes having the effect specified in Section 9.3(d) shall have occurred.

  Section 10.5 Effect of Termination and Abandonment. (a) In the event that
(x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to Section 10.3(a) or by either party pursuant to Section 10.2(b), (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to Section 10.4(a) or (z) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated, then the Company shall promptly, but in no event later than two days after such termination, pay Parent a fee of $45,000,000, which amount shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 10.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this
Section 10.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 11.3 and except for the provisions of Sections 11.5, 11.6, 11.7, 11.9, 11.11, 11.12 and 11.15. Moreover, in the event of termination of this Agreement pursuant to Section 10.2, 10.3 or 10.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided that following termination of this Agreement upon the occurrence of any of the events described in clauses (x), (y) or (z) of Section 10.5, and provided that the fee payable pursuant to Section 10.5 shall after such termination be paid, neither Parent nor Sub shall (i) have any rights whatsoever in respect of or in connection with the representations and warranties of the Company, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal.

  Section 10.6. Extension; Waiver. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XI

                              General Provisions

  Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

  Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:

    Value Health, Inc.
    22 Waterville Road
    Avon, CT 06001
    Attention: General Counsel
    Telecopy No.: (203) 676-8695

    With a copy to:

    Willkie Farr & Gallagher
    One Citicorp Center
    153 East 53rd Street
    New York, New York 10022
    Attention: Michael A. Schwartz, Esq.
    Telecopy No.: (212) 821-8111

    If to Parent or Sub:

    Columbia/HCA Healthcare Corporation
    One Park Plaza
    Nashville, TN 37203
    Attention: General Counsel
    Telecopy No.: (615) 320-2496

    With a copy to:

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    Attention: Jeffrey Bagner
    Telecopy No.: (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 11.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the Commission and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and Parent.

  Section 11.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

  Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 8.6 hereof.

  Section 11.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated November 8, 1996, between the Company and Parent and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  Section 11.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company and Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

  Section 11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  Section 11.13 Waivers. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  Section 11.14 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  Section 11.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Section 11.16 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          Columbia/HCA Healthcare Corporation

                                                   /s/ Richard L. Scott
                                          _____________________________________
                                          By:  Richard L. Scott
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          CVH Acquisition Corporation

                                                   /s/ Richard L. Scott
                                          _____________________________________
                                          By:  Richard L. Scott
                                          Title: Chairman of the Board

                                          Value Health, Inc.

                                                 /s/ Robert E. Patricelli
                                          _____________________________________
                                          By:  Robert E. Patricelli
                                          Title: Chairman of the Board
                                                 andChief Executive Officer

                                                                     APPENDIX B

                                                      Investment Banking

                                                      Corporate and
                                                      Institutional
                                                      Client Group

                                                      World Financial Center
                                                      North Tower
                                                      New York, New York
                                                      10281-1330
[LOGO OF MERRILL LYNCH
     APPEARS HERE]

                                          January 15, 1997



Board of Directors
Value Health, Inc.
22 Waterville Road
Avon, Connecticut 06001

Members of the Board:

  You have informed us that Value Health, Inc. (the "Company"), Columbia/HCA Healthcare Corporation (the "Acquiror"), and a newly formed wholly owned subsidiary of the Acquiror (the "Acquisition Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of common stock, no par value, of the Company (the "Company Shares") not owned directly or indirectly by the Acquiror or the Company will be converted into the right to receive 0.58 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of the Acquiror (the "Acquiror Shares").

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares (other than the Acquiror and its affiliates) from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and the Acquiror and the respective industries in which they operate;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror;

  (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning their respective businesses and prospects, before and after giving effect to the Merger;

  (4) Reviewed the historical market prices and trading activity for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be comparable to the Company and the Acquiror, including after giving effect to the Merger, respectively;

  (5) Compared the historical and projected results of operations of the Company and the Acquiror (including after giving effect to the Merger) with those of certain companies that we deemed to be comparable to the Company and the Acquiror, including after giving effect to the Merger, respectively;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

  (7) Reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any manner that is material to our analysis; and

  (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available and have further relied on the assurances of management of the Company and the Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. We have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we conducted a physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, the Acquiror or their representatives, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Acquiror's managements as to the expected future financial performance of, or expenses or benefits to, the Company or the Acquiror, as the case may be (including after taking into account the impact of the Merger) and that in all material respects they will be realized in the amounts and time indicated thereby. We express no view as to such financial forecast information or the assumptions on which they were based. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States Federal income tax purposes.

  For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Acquiror are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or its shareholders of the Merger.

  Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we have not been asked to consider, and this opinion does not in any manner address, the price at which the Acquiror Shares will actually trade following the announcement or consummation of the Merger.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and/or financing services to the Company and/or the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we may actively trade in the securities of the Company and the Acquiror (and anticipate trading after the Merger in the securities of Acquiror) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares other than the Acquiror and its affiliates.

  This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without our prior written consent.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Registrant, to the full extent authorized by the Delaware General Corporation Law.

  Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  The Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for transactions in which the director received an improper personal benefit.

  The Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Restated Certificate of Incorporation. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities that might arise out of their employment and are not subject to indemnification under the Restated Certificate of Incorporation.

  The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Certificate of Incorporation and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

    2   Agreement and Plan of Merger (attached as Appendix A to the Proxy
         Statement and Prospectus).
    3.1 Restated Certificate of Incorporation of the Registrant (filed as
         Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated
         February 11, 1994, and incorporated herein by reference).

    3.2(a)  By-laws of the Registrant (filed as Exhibit 2.2 to the Registrant's
             Registration Statement on Form 8-A dated August 31, 1993, and incorporated herein by reference).
    3.2(b) Amendment to By-laws of the Registrant (filed as Exhibit 3(b).1 to the Registrant's Current Report on Form 8-K dated February 11,
             1994, and incorporated herein by reference).
    4.1 Specimen Certificate for shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.1 to the Registrant's
             Form SE to Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.2     Columbia Hospital Corporation 9% Subordinated Mandatory Convertible
             Note Due June 30, 1999 (filed as Exhibit 4.4 to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).
    4.3     Registration Rights Agreement between the Registrant and The 1818
             Fund, L.P. dated March 18, 1991 (filed as Exhibit 4.5 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1990, and incorporated herein by reference).
    4.4     Securities Purchase Agreement by and between the Registrant and The
             1818 Fund, L.P. dated as of March 18, 1991 (filed as Exhibit 4.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).
    4.5 Warrant to purchase shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.7 to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).
    4.6 Registration Rights Agreement dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit (g)(24) to Amendment No. 3 to the Schedule 13E-3 filed by HCA-Hospital
             Corporation of America, Hospital Corporation of America and The
             HCA Profit Sharing Plan on March 22, 1989, and incorporated herein by reference).
    4.7 Assignment and Assumption Agreement dated as of February 10, 1994, between HCA-Hospital Corporation of America and the Registrant relating to the Registration Rights Agreement, as amended (filed as Exhibit 4.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.8 Amended and Restated Rights Agreement dated February 10, 1994 between the Registrant and Mid-America Bank of Louisville and Trust Company (filed as Exhibit 4.8 to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.9(a) $1 Billion Credit Agreement dated as of February 10, 1994, among the Registrant, the Several Banks and Other Financial
             Institutions, and Chemical Bank as Agent and as CAF Loan Agent
             (filed as Exhibit 4.9 to the Registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.9(b) Agreement and Amendment to the 364 Day Agreement dated as of September 26, 1994 (filed as Exhibit 4.9 to the Registrant's
             Registration Statement on Form S-4 (File No. 33-56803), and incorporated herein by reference).
    4.9(c) Agreement and Amendment to the 364 Day Agreement dated as of February 28, 1996 (filed as Exhibit 4.9(c) to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference).
    4.10(a) $2 Billion Credit Agreement dated as of February 10, 1994, among the Registrant, the Several Banks and Other Financial
             Institutions, and Chemical Bank as Agent and as CAF Loan Agent
             (filed as Exhibit 4.10 to the Registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).

      4.10(b) Agreement and Amendment to the Credit Facility dated as of
               September 26, 1994 (filed as Exhibit 4.10 to the Registrant's
               Registration Statement on Form S-4 (File No. 33-56803), and
               incorporated herein by reference).
      4.10(c) Agreement and Amendment to the Credit Facility dated as of
               February 28, 1996 (filed as Exhibit 4.10(c) to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended December
               31, 1995, and incorporated herein by reference).
      4.11    Indenture dated as of December 15, 1993 between the Registrant and The First National Bank of Chicago, as Trustee (filed as
               Exhibit 4.11 to the Registrant's Annual Report on Form 10-K for
               the fiscal year ended December 31, 1993, and incorporated
               herein by reference).
    * 5       Opinion of Stephen T. Braun, Senior Vice President and General
               Counsel of the Registrant, regarding the issuance of the
               registered securities.
      8       Tax Opinion of Willkie Farr & Gallagher.
     21       Subsidiaries of the Registrant (filed as a part of Registrant's
               Annual Report on Form 10-K for the fiscal year ended December
               31, 1995, and incorporated herein by reference).
    *23.2     Consent of Coopers & Lybrand L.L.P.
     23.3     Consent of Deloitte & Touche LLP.
     23.4     Consent of KPMG Peat Marwick LLP.
    *23.5     Consent of Stephen T. Braun (included in Exhibit 5).
    *23.6     Consent of Fried, Frank, Harris, Shriver & Jacobson.
     23.7     Consent of Willkie Farr & Gallagher (included in Exhibit 8).
    *23.8     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    *24       Power of Attorney (see page II-5).
     99       Form of Value Health Proxy.

   --------

   * Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON THE 20TH DAY OF MARCH, 1997.

                                  COLUMBIA/HCA HEALTHCARE CORPORATION

                                                /s/ Stephen T. Braun
                                  By: _________________________________________
                                            Stephen T. BraunSenior Vice
                                           President and General Counsel

                               POWER OF ATTORNEY



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----
                                      Chairman, Chief
     /s/ Richard L. Scott*             Executive Officer      March 20, 1997
------------------------------------   (Principal
          RICHARD L. SCOTT             Executive Officer)
                                       and Director

                                      Vice Chairman of
  /s/ Thomas F. Frist, Jr., M.D.*      the Board              March 20, 1997
------------------------------------
     THOMAS F. FRIST, JR., M.D.

                                      Senior Vice
    /s/ Kenneth C. Donahey*            President and          March 20, 1997
------------------------------------   Controller
         KENNETH C. DONAHEY            (Principal
                                       Financial and
                                       Accounting
                                       Officer)

                                            Director
 /s/ Magdalena Averhoff, M.D.*                                March 20, 1997
------------------------------------
      MAGDALENA AVERHOFF, M.D.

                                            Director
 /s/ Sister Judith Ann Karam, CSA*                            March 20, 1997
------------------------------------
    SISTER JUDITH ANN KARAM, CSA

                                            Director
     /s/ T. Michael Long*                                     March 20, 1997
------------------------------------
          T. MICHAEL LONG



             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----
  /s/ Donald S. MacNaughton*
------------------------------------        Director          March 20, 1997
       DONALD S. MACNAUGHTON


------------------------------------        Director
        R. CLAYTON MCWHORTER


    /s/ Carl E. Reichardt*
------------------------------------        Director          March 20, 1997
         CARL E. REICHARDT


   /s/ Frank S. Royal, M.D.*                Director          March 20, 1997
------------------------------------
        FRANK S. ROYAL, M.D.


     /s/ William T. Young*                  Director          March 20, 1997
------------------------------------
          WILLIAM T. YOUNG


*By: /s/ Stephen T. Braun                                     March 20, 1997
   -------------------------------
       STEPHEN T. BRAUN
       Attorney-in-fact